Exhibit 10.18

                       SUMMARY OF BASIC LEASE INFORMATION

         The undersigned hereby agree to the following terms of this Summary of Basic Lease Information (the "Summary"). This Summary is hereby incorporated into and made a part of the attached Lease (this Summary and the Lease to be known collectively as the "Lease") which pertains to the building (the "Building") which is located at 601 Brannan Street, San Francisco, California (the "Site"). Each reference in the Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Lease, the terms of the Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Lease.

         TERMS OF LEASE                     DESCRIPTION

(a.)     Date:                              July 17, 2000

(b.)     Landlord:                          Thomas A. Price and Gwendolyn L. Price, as trustees of
                                            the Price Trust UTD October 5, 1984

(c.)     Address of Landlord (Paragraph 8): 55 Peninsula Road, Belvedere, California 94920

(d.)     Tenant:                            Digital Think, Inc., a Delaware corporation

(e.)     Address of Tenant (Paragraph 8):   1098 Harrison Street, San Francisco, California.
                                            Attention: Chief Financial Officer

(f.)     Premises (Paragraph 1):            601 Brannan Street, San Francisco, California. Total square footage of Premises:  approximately 74,200 (subject to
                                            adjustment pursuant to Paragraph 1.3.)

(g.)     Term (Paragraph 2):                Approximately ten (10) years.

         (i) Lease Commencement Date:       Two hundred seventy (270) days (as measured pursuant to
                                            Paragraph 2.2) after the City and County of San Francisco
                                            has issued the Final Use Approval (as defined in Paragraph
                                            3.1) (as such date may be extended pursuant to Paragraph 5.2 of the Work Letter), or the date on which Tenant is able to occupy substantially all of the Premises and conduct
                                            business thereon, whichever first occurs.

         (ii) Lease Expiration Date:        The last day of the month in which the tenth (10th)
                                            anniversary of the Lease Commencement Date occurs (unless
                                            the Lease Commencement Date falls on the first day of a
                                            calendar month, in which case the Lease Expiration Date
                                            shall be the last day of the month preceding the tenth
                                            (10th) anniversary of the Lease Commencement Date).

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

         (iii) Early Occupancy:             Tenant shall take possession of approximately 13,520 square feet of the Building on the date the current tenant vacates the Premises, which tenant shall vacate no later than sixty
                                            (60) days following the date of execution of this Lease
                                            (Paragraph 3.2).

(h.) Monthly Basic Rent:                    See Paragraph 4.

(i.) Adjustment to Monthly
     Basic Rent (Paragraph 4.1):            Annual Consumer Price Index increases; 3% minimum, 5% maximum.

(j.) Prepaid Rent:                          $355,541.67 upon execution of Lease.

(k.) Operating Expenses (Paragraph 5):      Tenant is responsible for payment of all operating expenses related to the Premises, the Building and the Site.

(l.) Security Deposit (Paragraph 6):        $1,000,000.00 in cash; $2,133,250.00 in a letter of credit
                                            (subject to adjustment pursuant to Paragraph 6).

(m.) Broker (Paragraph 9):                  Tenant's Broker:    HC&M Commercial Properties, Inc.
                                            Landlord's Broker:  Cappiello & Associates, Inc.

(n.) Work Letter (Exhibit D):               See attached.

The foregoing terms of this Summary are agreed to by Landlord and Tenant.

LANDLORD:                                                     TENANT:

Thomas A. Price and Gwendolyn L. Price, as trustees           Digital Think, Inc., a Delaware corporation
of the Price Trust UTD October 5, 1984

                                                              By:  ____________________________
By:____________________________                               Name:  _________________________
     Thomas A. Price, Trustee                                 Its:  ____________________________

By:____________________________                               By:____________________________
     Gwendolyn Price, Trustee                                 Name:_________________________
                                                              Its:____________________________

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

                                      LEASE

         THIS LEASE, dated July 17, 2000, for purposes of reference only, is made and entered into by and between Thomas A. Price and Gwendolyn L. Price, as trustees of the Price Trust UTD October 5, 1984 ("Landlord") and Digital Think, Inc., a Delaware corporation ("Tenant").

1. Premises Leased.

1.1 Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises designated in the Summary and outlined on the Diagram attached hereto as Exhibit A consisting of the Building at the address designated in the Summary and the parcel of real property designated as the Site in the Summary, including all parking areas located on the Site, subject to such reasonable rules and regulations as Landlord may deliver to Tenant from time to time. Tenant acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises, Building, or Site except as specifically stated in this Lease. The parties hereto agree that said letting and hiring is upon and subject to the terms, covenants and conditions herein set forth and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance.

1.2 The rights and obligations of the parties regarding the construction of the Premises are described in the tenant work letter ("Work Letter") attached to this Lease as Exhibit D. Any inconsistency between the provisions of the Work Letter and the provisions of the balance of the Lease, shall be governed by the provisions of the Work Letter.

1.3 Tenant acknowledges that a portion of the Base Building Work (as defined in the Work Letter) includes construction of additional second floor space in a portion of the Building, and that upon completion of such construction, the square footage of the Building is estimated to be approximately 74,200 square feet. Upon substantial completion of the Base Building Work, Base Building Architect and Tenant's Architect shall calculate the actual square footage of the Building pursuant to modified BOMA (gross taken to outside surface of exterior walls, without deduction for stairwells or telephony/equipment rooms, with deduction for shafts and transformer rooms) for purposes of determining the final, actual square footage of the Building.

2. Term.

2.1 Subject to Paragraphs 2.2 and 3, the term of this Lease (the "Term") shall commence on the Lease Commencement Date, and terminate on the Lease Expiration Date, as such terms are defined in the Summary, unless the Term is earlier commenced or terminated as hereinafter provided. At all times that Tenant has access to the Premises prior to the Lease Commencement Date, whether to perform construction of Base Building Work or Tenant's Improvements, to fixturize the Premises or for any other purpose, the terms and conditions of this


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Lease shall be in full force and effect, with the exception of the payment of
Monthly Basic Rent which, subject to Paragraph 3.2, shall not commence until the Lease Commencement Date.

2.2 Landlord and Tenant shall each exercise commercially reasonable efforts to substantially complete the Base Building Work and the Tenant's Improvements, as contemplated by the Work Letter, in the shortest time possible, taking into account the necessary governmental permissions and approvals, demand on construction industry resources, inclement weather and other events and circumstances outside the parties' control. The Lease Commencement Date shall be
(i) that date which is two hundred ten (210) days following the date on which the City and County of San Francisco (the "City") issues Final Use Approval (as defined in Paragraph 3.1); provided however, that such date shall be extended by the length of time it takes Base Building Architect (as defined in the Work Letter) to complete the Base Building Drawings (as defined in the Work Letter) and for the Contractor (as defined in the Work Letter), with Tenant's and Landlord's reasonable cooperation, to obtain a building permit for construction of the Base Building Work, which extension shall not exceed sixty (60) days unless extended by a Permitted Delay (as defined in the Work Letter), or (ii) the date on which Tenant is able to occupy substantially all of the Premises and operate its business thereon, whichever first occurs. The Lease Expiration Date shall be the last day of the month in which the tenth (10th) anniversary of the Lease Commencement Date occurs (unless the Lease Commencement Date falls on the first day of a calendar month, in which case the Lease Expiration Date shall be the last day of the month preceding the tenth (10th) anniversary of the Lease Commencement Date). The actual Lease Commencement Date and the actual Lease Expiration Date shall be specified in Landlord's Notice of Lease Term Dates ("Notice"), in the form attached hereto as Exhibit B, and shall be served upon Tenant as provided in Paragraph 8 promptly after the Term shall have commenced.

3. Possession.

3.1 Landlord and Tenant each acknowledge and agree that this Lease, and the parties' respective rights and obligations hereunder, is subject to the City giving its final approval for a conversion of the Premises from the existing service/light industrial use to a multimedia use (the "Final Use Approval"). Landlord shall use its commercially reasonable efforts to obtain Final Use Approval on or before January 31, 2001, and thereafter if Final Use Approval has not been obtained within said period. Tenant shall fully cooperate with Landlord as necessary to facilitate obtaining Final Use Approval as expeditiously as possible. In the event Final Use Approval is not received on or before January 31, 2001, Landlord and Tenant shall each have the right to terminate this Lease by giving written notice of termination to the other party at any time prior to the City issuing Final Use Approval. In the event the City informs Landlord that Final Use Approval is not forthcoming prior to January 31, 2001, Landlord shall promptly inform Tenant, and Landlord and Tenant shall then each have the right to terminate this Lease by giving written notice to the other party so stating. In the event of such notice, Tenant shall return possession of the Early Occupancy Premises (as defined below) to Landlord in good condition within thirty (30) days. Upon receipt of possession of the Early Occupancy Premises, Landlord shall return all deposits and all prepaid Rent (less any earned Rent for the Early Occupancy Period (as defined below)) to Tenant, and shall repay Tenant for all advances made by Tenant related to Base Building Work. Except as provided in the immediately preceding sentence, each party shall otherwise bear their own costs and fees incurred through the date of termination (including without limitation attorney's fees, architectural and engineering fees, design fees or other construction planning and related costs), and neither party


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

shall have any further obligation to the other. In the event this Lease is terminated pursuant to this Paragraph, Landlord's obligation to repay all advances made by Tenant related to Base Building Work shall be contingent only upon the return of the Early Occupancy Premises to Landlord in good condition, and otherwise shall constitute an independent covenant. Landlord shall cooperate with and keep Tenant fully informed in connection with seeking Final Use Approval and shall reasonably consult with Tenant prior to submitting any information to the City in connection with obtaining Final Use Approval. Landlord shall keep Tenant informed of all communications and shall provide Tenant with copies of all written communications received from the City related to obtaining Final Use Approval, and shall further notify Tenant in writing of any meetings at which the application for Final Use Approval will be addressed to allow Tenant to send representatives to such meetings. Tenant shall have no direct contact with the City concerning the Final Use Approval without Landlord's prior written consent, which shall not be unreasonably withheld.

3.2 Notwithstanding the provisions of this Lease concerning the calculation of the Lease Commencement Date or the length of the Term, beginning on the date that the current tenant vacates the Premises (not to exceed sixty (60) days from the date hereof) and continuing until the Lease Commencement Date (the "Early Occupancy Period"), Tenant shall take possession of approximately 13,520 square feet of the Premises consisting of (i) approximately 8,140 square feet of space on the existing second floor of the Premises, and (ii) approximately 5,380 square feet on the ground floor level, all as more particularly set forth in Exhibit A (the "Early Occupancy Premises"). Tenant accepts such space in its "AS IS" condition; provided, however, that Landlord shall, prior to commencement of the Early Occupancy Period, construct a temporary, insulated wall along the column line separating the above-referenced 5,380 square foot ground level space from the balance of the ground floor to allow Tenant to more effectively use such space during the Early Occupancy Period and while construction is ongoing with respect to the remainder of the Premises. All of the terms and conditions of this Lease shall be applicable during the Early Occupancy Period as though the Term had commenced; provided, however, that during the Early Occupancy Period, and until the Lease Commencement Date, (i) Tenant shall pay in lieu of Monthly Basic Rent the sum of $51,893.75 per month, (ii) Landlord shall be responsible for payment of earthquake insurance premiums associated with coverage during the Early Occupancy Period, and (iii) Tenant shall only be responsible for payment of 18.22% of the Real Property Taxes (as defined below) which accrue during the Early Occupancy Period. During the Early Occupancy Period, the Early Occupancy Rent shall be paid in accordance with Paragraph 4.4.

         If, during the Early Occupancy Period, the City (or any other governmental agency with jurisdiction) notifies Landlord or Tenant that Tenant's occupancy of any portion of the Early Occupancy Premises is not permitted, and Landlord is not able within a reasonable time to obtain the City's consent to such occupancy, Tenant's right of possession of the applicable portion of the Early Occupancy Premises shall terminate and Tenant shall promptly vacate such portion and return possession to Landlord. In such event, the reduced Monthly Basic Rent set forth above shall be further reduced to an amount equal to the sum of (i) $57.50 multiplied by the square footage of the second floor portion of the Early Occupancy Premises Tenant continues to occupy, and (ii) $28.75 multiplied by the square footage of the first floor portion of the Early Occupancy Premises Tenant continues to occupy. Except as amended by this Subparagraph, all of the terms and conditions applicable to the Early Occupancy Period shall remain in full force and effect.

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

4. Monthly Basic Rent/Rent Adjustments.

4.1 Tenant agrees to pay to Landlord monthly rent for the Premises (the "Monthly Basic Rent") in the following amounts, which amounts are subject to adjustment as provided in Paragraphs 4.2, 4.3, 4.4 and 4.5:

         Months 1 through 12:                                 $244,430.56
         Months 13 through 18:                                $255,096.81
         Months 19 through end of Term:                       $366,207.92

4.2 The parties acknowledge that the Monthly Basic Rent amounts set forth above have been determined assuming the square footage of the Building is 74,200 square feet. In the event an adjustment to the square footage of the Building is made pursuant to Paragraph 1.3, the Monthly Basic Rent amounts set forth above shall be recalculated by multiplying the stated Monthly Basic Rent by a fraction, the numerator of which shall be the actual square footage of the Building as determined pursuant to Paragraph 1.3, and the denominator of which shall be 74,200.

4.3 Commencing with the Monthly Basic Rent due on the first day of the twenty-fifth (25th) month of the Term ("Initial Adjustment Date"), the Monthly Basic Rent shall be adjusted in accordance with the provisions of this Paragraph, and shall thereafter be adjusted on each subsequent annual anniversary of the Initial Adjustment Date (each date an "Adjustment Date") during the balance of the Term. Such adjustment to Monthly Basic Rent shall reflect any increase in the Consumer Price Index (All Items) for Urban Consumers for the San Francisco-Oakland-San Jose Area (Base Period 1982-84=100), published by the United States Department of Labor, Bureau of Labor Statistics ("Index"), and shall be calculated as follows:

         The Index published and in effect immediately prior to the Initial Adjustment Date (the "First Adjustment Index") and the Index published and in effect exactly one year prior to the First Adjustment Index (the "Beginning Index") shall be used to determine the amount of the first increase in Monthly Basic Rent. The Monthly Basic Rent on the Initial Adjustment Date shall be increased by the same percentage amount as the increase in the First Adjustment Index over the Beginning Index. Thereafter, on each subsequent Adjustment Date, the Monthly Basic Rent for the ensuing year shall be increased over the Monthly Basic Rent in effect immediately prior to the subject Adjustment Date by the same percentage amount as the increase in the Index published and in effect immediately prior to such Adjustment Date over the Index published and in effect exactly one year earlier; provided, however, that the increase in Monthly Basic Rent for any adjustment period shall never be less than three percent (3%) nor more than five percent (5%).

         If the Index is changed so that the Base Period differs from that described above, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the Term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised. On adjustment of the Monthly Basic Rent as provided in this Paragraph (due to an adjustment in square footage or an annual adjustment based on a change in the Index), Landlord shall promptly deliver to Tenant written notice setting forth the new Monthly Basic Rent.


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

Landlord's failure to promptly deliver such notice shall not constitute a waiver of Landlord's right to increase the Monthly Basic Rent as provided herein.

4.4 All payments of Monthly Basic Rent shall be due and payable in advance on the first day of each and every calendar month during the Term, except that the amount specified in Paragraph (j) of the Summary as Prepaid Rent shall be paid upon the execution hereof and shall be applied as a credit against the first installments of Monthly Basic Rent due hereunder until exhausted. Tenant's obligation to pay Monthly Basic Rent hereunder shall be prorated during any partial month of the Term based on the number of days in such month. In addition to said Monthly Basic Rent, Tenant agrees to pay the amount of the rental adjustments as and when provided in this Lease. Monthly Basic Rent and all additional rent shall be paid to Landlord without any prior demand therefor and without any deduction or offset (unless otherwise provided in this Lease) in lawful money of the United States of America, which shall be legal tender at the time of payment, at the address of Landlord designated in Paragraph (b) of the Summary, or to such other person or at such other place as Landlord may from time to time designate in writing. Further, all charges to be paid by Tenant hereunder, including, without limitation, payments for Real Property Taxes (as defined below) and other costs and expenses shall be considered additional rent for the purposes of this Lease, and the word "Rent" in this Lease shall include such additional rent as well as Monthly Basic Rent unless the context specifically or clearly implies that only the Monthly Basic Rent is referenced. All payments received by Landlord from Tenant shall be applied to the oldest payment obligation owed by Tenant to Landlord. No designation by Tenant, either in a separate writing or on a check or money order, shall modify this clause or have any force or effect.

4.5 Paragraph 1.3 of the Work Letter sets forth Landlord's and Tenant's obligations with respect to the payment for Base Building Costs (as defined in the Work Letter). Notwithstanding anything to the contrary contained herein, in the event the sum of (i) the Base Building Costs, plus (ii) one-half of the Extractions (as defined below) paid by Tenant exceeds in the aggregate $2,000,000.00 (such excess is hereafter referred to as the "Excess Building Costs"), then one-eighteenth (1/18th) of the Excess Building Costs shall be credited against the Monthly Basic Rent due for each of the first full eighteen
(18) months of the Term; provided, however, that if the Excess Building Costs exceed the total amount of the Monthly Basic Rent due for the first eighteen
(18) months of the Term, then any such excess amount shall be applied as a credit against the full amount of the Monthly Basic Rent due for the nineteenth
(19th) month of the Term and, if necessary, any succeeding months of the Term until such excess amount is exhausted.

         By way of example only, assume that the final, actual square footage of the Building (as determined pursuant to Paragraph 1.3) is 73,000 square feet, the Base Building Costs paid by Tenant are $3,000,000.00, and the Extractions paid by Tenant are $1,000,000, then the Monthly Basic Rental for Months 1-18 of the Term would be adjusted to equal the following amounts: $157,144.18 for Months 1-12 {[$244,430.56 x 73,000/74,200] - [(($3,000,000.00 - $2,000,000.00) +
(1/2 of $1,000,000.00))/18]} and $167,637.93 for Months 13-18 {[$255,096.81 x
73,000/74,200] - [(($3,000,000.00 - $2,000,000.00) + (1/2 of
$1,000,000.00))/18]}.

4.6 In the event this Lease is terminated during the Early Occupancy Period or the first eighteen (18) months of the Term, and such termination is not the result, in whole or part, of Tenant's breach or default of this Lease or the attached Work Letter, Landlord shall return to Tenant (i) any unearned, prepaid Monthly Basic Rent, (ii) any unused portion of the Security


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Deposit, and (iii) any amount paid by Tenant toward Base Building Work. Landlord shall deliver all such amounts to Tenant within ninety (90) days following the date of such termination. In the event such termination is the result of a casualty or other event which results in insurance proceeds being paid to Landlord, Tenant shall have the right to receive, and Landlord shall be obligated to pay, any sums due to Tenant under this Paragraph from such insurance proceeds.

5. Payment of Taxes, Utilities and Extractions.

5.1 Tenant shall pay prior to delinquency all taxes assessed against and levied upon Tenant-owned leasehold improvements, trade fixtures, furnishings, equipment and all personal property of Tenant contained in the Premises or elsewhere. When possible, Tenant shall cause its leasehold improvements, trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord.

5.2 Tenant shall pay prior to delinquency all Real Property Taxes (as defined below) which accrue in connection with the Premises during the Term of this Lease. Promptly upon receipt of invoices for Real Property Taxes attributable to the Premises, Landlord shall deliver such invoices to Tenant. Upon written request from Tenant, Landlord shall provide Tenant with copies of all other correspondence or documentation related to any Real Property Taxes Tenant is obligated to pay hereunder. Upon request, Tenant shall furnish Landlord with satisfactory evidence that all Real Property Taxes are paid and current. If any Real Property Taxes paid by Tenant cover any period of time prior to the Commencement Date or after expiration of the Term, Tenant's share of the Real Property Taxes shall be equitably prorated to cover only the period of time this Lease is in effect, and Landlord shall reimburse Tenant for any overpayment by reason of such proration. If Tenant shall fail to pay any Real Property Taxes required by this Lease to be paid by Tenant, Landlord shall have the right to pay the same upon ten (10) days written notice to Tenant, and Tenant shall reimburse Landlord therefor, including any interest and penalties upon demand.

         As used herein, the term "Real Property Taxes" shall include any form of real estate tax, any general, special, ordinary or extraordinary assessment, any improvement bond, levy or similar tax (or any other fee, charge, or excise which may be imposed as a substitute for any of the foregoing) imposed upon the Premises by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district, levied against any legal or equitable interest of Landlord in the Premises. Tenant shall not be responsible for the payment of any tax levied against Landlord's leasing of the Premises, or for the payment of any estate, inheritance, transfer, gift or franchise taxes, or any penalties or interest accrued in connection with the Real Property Taxes (unless the result of Tenant's failure to comply with its obligations under this Lease). In the event of an increase in Real Property Taxes due directly to the sale or transfer of the Site by Landlord, Tenant's obligation to pay Real Property Taxes accruing during the Term shall only include fifty percent (50%) of any such increase.

         Tenant shall obtain Landlord's consent (which consent shall not be unreasonably withheld) prior to contesting any Real Property Taxes Tenant is obligated to pay hereunder, and in the event of such tax contest by Tenant, Tenant shall (i) fully indemnify Landlord pursuant to the provisions of Paragraph 18, and (ii) bear the full cost of any such contest including without limitation the cost


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of any interest and penalties which may be assessed. If a change in Real
Property Taxes is obtained for any year of the Term, then Real Property Taxes for that year shall be retroactively adjusted to reflect any actual reduction realized by Landlord and Landlord shall provide Tenant with a credit, if any, based on the actual adjustment. Landlord shall notify Tenant in writing of any material change in any tax assessment or reassessment of the Building and the Site within sufficient time to allow Tenant to review such assessment or reassessment. Landlord shall cooperate at no more than a nominal cost to Landlord and in good faith with Tenant in connection with any protest or contest of taxes or assessments made by Tenant.

5.3 Tenant shall pay prior to delinquency all charges for water, gas, heat, light, power, telephone, sewage, air conditioning and ventilating, scavenger, janitorial, landscaping, and all other materials and utilities supplied to the Premises, and all other expenses related to the operation of the Premises not the responsibility of Landlord hereunder. Landlord shall not be liable, and, except as otherwise provided in Paragraph 17, Tenant shall not be entitled to any abatement of Rent (including without limitation Monthly Basic Rent) for the reduction, interruption or suspension of any utility service to the Premises unless caused by the negligent act or omission of Landlord or its agents; provided, however, that Landlord shall reasonably cooperate with Tenant at Tenant's request to reestablish any such interrupted services. No such interruption, reduction or suspension of utilities shall constitute an eviction of Tenant from the Premises. Landlord shall not charge Tenant a management fee related to this Lease, Tenant's occupancy of the Premises or the performance of Landlord's obligations hereunder.

5.4 Landlord and Tenant acknowledge that, in connection with changing the use of, and constructing additional square footage at, the Building, the City will assess certain charges and extractions (the "Extractions") against the Building in furtherance of the City's policy to allocate a portion of school, traffic and other City infrastructure costs to commercial property development in the City. Tenant shall pay all such Extractions as and when due.

6. Security Deposit. Tenant shall pay to Landlord as follows a security deposit in the amounts specified in Paragraph (l) of the Summary to be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease by Tenant to be kept and performed during the Term hereof: (i) upon execution of this Lease by the parties, Tenant shall post the cash portion of the Security Deposit; (ii) within ten (10) business days after the execution of this Lease by the parties, Tenant shall deliver a letter of credit in the amount of $1,066,625.00; and (iii) within ten (10) business days after receipt of Final Use Approval, Tenant shall increase the amount of the letter of credit to that amount set forth in Paragraph (l) of the Summary. The letter of credit portion of the deposit shall be in a form, and with a financial institution, reasonably acceptable to Landlord. If at any time during the Term of this Lease any item constituting Rent as provided herein shall be overdue and unpaid then Landlord may, after expiration of any applicable cure period and at the sole option of Landlord, but without any requirement to do so, appropriate and apply the deposit provided pursuant to this Paragraph 6 to payment of such overdue Rent. In doing so, Landlord shall first apply the cash portion of the deposit prior to making any draw against the letter of credit. Further, in the event of the failure of Tenant to keep and perform any term, covenant or condition of this Lease to be kept or performed by Tenant, then, after expiration of the applicable cure period and at the sole option of Landlord, Landlord may appropriate and apply the deposit to the extent necessary to compensate Landlord for any loss or damage sustained by Landlord due to such breach on the part of Tenant, and/or to cure

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such breach. In the event that all or any portion of the deposit is appropriated and applied by Landlord pursuant to this Paragraph, then Tenant shall, upon written demand of Landlord, promptly remit to Landlord a sufficient amount of cash or replacement letter of credit to restore each component of the deposit to the amount of deposit then required under this Paragraph. Any failure on the part of Tenant to restore the deposit within ten (10) days following the date on which demand for restoration is deemed given hereunder shall constitute a default pursuant to Paragraph 24.1(c) without any further notice. Upon expiration of the Term, or earlier termination of this Lease, and within the time prescribed by law, Landlord shall deliver to Tenant any cash or letter of credit portion of the deposit which has not been appropriated or applied by Landlord in accordance with the provisions of this Paragraph. Tenant acknowledges that the deposit is not prepaid rent and, except as expressly provided below, shall not be applied by Tenant to the payment of any Rent due Landlord. No interest shall be paid to Tenant on the deposit, and Landlord shall not be obligated to maintain the cash portion of the deposit separate or apart from any other funds of Landlord. In the event Landlord transfers the deposit to any successor in interest of Landlord to title of the Site and Building who has agreed in writing to assume the obligations of Landlord under this Lease, then, in such event, Landlord shall be discharged from any further obligation or liability with respect to the deposit. Tenant waives the provisions of California Civil Code Section 1950.7 and all other provisions of law now or hereafter in force which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damages caused by Tenant, or to clean the Premises. Landlord and Tenant agree that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other foreseeable or unforeseeable loss or damage caused by the act or omission by Tenant or Tenant's officers, agents, employees, independent contractors or invitees. Tenant may not assign or encumber the deposit without the consent by Landlord. Any attempt to do so shall be void and shall not be binding on Landlord.

         On each anniversary of the Lease Commencement Date, and provided Tenant has not been in default of this Lease beyond any applicable cure period at any time during the immediately preceding three hundred sixty-five (365) day period, Tenant may replace the letter of credit portion of the deposit with another letter of credit in an amount reduced by one-sixth (1/6th) of the original letter of credit amount; provided, however, that at such time as the letter of credit has been so reduced three (3) times down to $1,066,625.00, the fourth and final reduction in the letter of credit shall be for $66,625.00, and the replacement letter of credit for $1,000,000.00 shall thereafter remain in place until the expiration or earlier termination of the Term. Provided Tenant has not been in default of this Lease beyond any applicable cure period at any time during the immediately preceding three hundred sixty-five (365) day period, and provided Tenant is not in default on the date the applicable Monthly Basic Rent payment is due, beginning with the Monthly Basic Rent due for the thirty-seventh
(37th) month of the Term, Landlord shall apply one-twelfth (1/12th) of the cash portion of the deposit as a credit against Monthly Basic Rent for each month of the Term thereafter until the cash portion of the deposit has been fully credited against Monthly Basic Rent.

7. Use.

7.1 Tenant shall use the Premises for multimedia and/or business services, and all purposes incident thereto, and shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord, which consent may be granted or withheld in Landlord's sole discretion. Tenant shall not use or occupy the Premises in violation of any currently recorded covenants, conditions and restrictions affecting the Site or of any law, nor shall Tenant use or occupy, or permit the Premises to be used or occupied, in any way which would jeopardize Landlord's right to use the Site in accordance with the Final Use Approval. Tenant shall, upon five (5) days written notice from Landlord, discontinue any use of the Premises proscribed in the immediately preceding sentence. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere. Tenant shall comply with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant's specific use or alteration of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof. Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, extended coverage or any other insurance policy covering the Building and/or property located therein and shall comply with all rules, orders, regulations and requirements of the Pacific Fire Rating Bureau or any other organization performing a similar function. Tenant shall promptly upon demand reimburse Landlord as additional Rent for any additional premium charged for such policy by reason of Tenant's failure to comply with the provisions of this Paragraph 7. Tenant shall not use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises, or allow any noxious odors to exist at or emanate from the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises and shall keep the Premises in good repair and appearance. Tenant shall not place a load upon the Premises exceeding the average pounds of live load per square foot of floor area specified for the Building by Landlord's architect, with the partitions to be considered a part of the live load. Landlord reserves the right to prescribe the weight and position of all safes, files and heavy equipment which Tenant desires to place in the Premises so as to distribute properly the weight thereof. Tenant's business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant as to eliminate such vibration or noise. Tenant shall be responsible for all structural engineering required to determine structural load. Tenant shall fasten all files, bookcases and like furnishings to walls in a manner to prevent tipping over in the event of earth movements. Landlord shall not be responsible for any damage or liability for such events.

7.2 Except for the normal and proper use and storage of typical cleaning fluids and solutions, and office equipment supplies (such as copier toner), in amounts commensurate with Tenant's use and occupancy of the Premises, Tenant shall not use, introduce to the Premises, generate, manufacture, produce, store, release, discharge or dispose of, on, under or about the Premises or transport to or from the Premises any Hazardous Material (as defined below) or allow its employees, agents, contractors, invitees or any other person or entity to do so. Tenant warrants that it shall not make any use of the Premises which may cause contamination of the soil, the subsoil or ground water. Tenant shall keep and maintain the Premises in compliance with, and shall not cause or permit the Premises to be in violation of any and all federal, state or local laws, ordinances, rules or regulations pertaining to health, industrial hygiene or the environmental conditions on, under or about the Premises. Tenant shall give immediate written notice to Landlord of (i) any action, proceeding or inquiry by any governmental authority or any third party with respect to the presence of any Hazardous Material on the Premises or the migration thereof from or to other property or (ii) any spill, release or discharge of Hazardous Materials that occurs with respect to the Premises or Tenant's operations.

7.2.1 Tenant shall indemnify and hold harmless Landlord, its directors, officers, employees, agents, successors and assigns (collectively "Landlord") from and against any and all claims arising from Tenant's use of the Premises in violation of this Paragraph. The indemnity shall include all costs, fines, penalties, judgments, losses, attorney's fees, expenses and liabilities incurred by Landlord for any such claim or any action or proceeding brought thereon including, without limitation, (a) all foreseeable consequential damages including without limitation loss of rental income and diminution in property value; and (b) the costs of any cleanup, detoxification or other ameliorative work of any kind or nature required by any governmental agency having jurisdiction thereof, including without limitation all costs of monitoring and all fees and expenses of consultants and experts retained by Landlord. This indemnity shall survive the expiration or termination of this Lease. In any action or proceeding brought against Landlord by reason of any such claim, upon notice from Landlord if Landlord does not elect to retain separate counsel, Tenant shall defend the same at Tenant's expense by counsel reasonably satisfactory to Landlord. Tenant's indemnity obligations pursuant to this Subparagraph shall not include the presence of Hazardous Materials on or beneath the Site which are the result of migration from properties adjacent to the Site.

7.2.2 To the best of Landlord's actual knowledge, no Hazardous Materials exist on, at or under the Premises, the Building or the Site as of the date of execution of this Lease. Landlord has received a "No Further Action" letter for the Site from the applicable governmental agency, a copy of which, along with any other Hazardous Materials reports or materials related to the Site in Landlord's possession, Landlord shall provide to Tenant upon execution of this Lease. Landlord shall be responsible at its sole cost and expense for removing or otherwise remediating as required by applicable law any Hazardous Materials which existed on, at or under the Premises, the Building or the Site as of the date of execution of this Lease and Landlord shall, in similar scope as Tenant's indemnification obligations set forth in Subparagraph 7.2.1, indemnify, defend and hold Tenant harmless from any costs and expenses related to any such preexisting Hazardous Materials. If either party desires, a Phase I Environmental Assessment shall be performed on the Site prior to the Lease Commencement Date, in which event the parties shall share equally all costs of obtaining such environmental assessment.

7.2.3 As used herein, the term "Hazardous Material" shall mean any substance or material which has been determined by any state, federal or local governmental authority to be capable of posing a risk of injury to health, safety or property, including all of those materials and substances designated as hazardous or toxic by the city in which the Premises are located, the U.S. Environmental Protection Agency, the Consumer Product Safety Commission, the Food and Drug Administration, the California Water Resources Control Board, the Regional Water Quality Control Board, San Francisco Bay Region the California Air Resources Board, CAL/OSHA Standards Board, Division of Occupational Safety and Health, the California Department of Food and Agriculture, the California Department of Health Services, and any federal agencies that have overlapping jurisdiction with such California agencies, or any other governmental agency now or hereafter authorized to regulate materials and substances in the environment. Without limiting the generality of the foregoing, the term "Hazardous Material" shall included all of those materials and substances defined as "hazardous materials" or "hazardous waste" in Sections 66680 through 66685 of Title 22 of the California Administrative Code, Division 4, Chapter 30, as the same shall be amended from time to time, petroleum, petroleum-related substances and the by-products, fractions, constituents and sub-constituents of petroleum or petroleum-related substances, asbestos, and any other materials requiring remediation now or in the future under federal, state or local statutes, ordinances, regulations or policies.

8. Payments and Notices. All Rents and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord by check, cashier's check, or cash, at Landlord's option, at the address designated by Landlord in the Summary or at such other places as Landlord may hereafter designate in writing. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery, mail, or by recognized overnight courier. If notice is given by personal delivery, such notice shall be deemed to be given upon delivery at the addresses designated in the Summary, if notice is given by registered or certified mail such notice shall be deemed given three (3) business days following deposit in the U.S. mail, postage prepaid, addressed to Tenant or Landlord (as the case may be) at the addresses designated in the Summary and if given by overnight courier shall be deemed given the next business day following delivery to the courier, charges prepaid, address as stated above. Either party may by written notice to the other specify a different address for notice purposes. If more than one person or entity constitutes the "Tenant" under this Lease, service of any notice upon any one of said persons or entities shall be deemed as service upon all of said persons or entities.

9. Brokers. The parties recognize that the brokers who negotiated this Lease are the brokers whose names are stated in Paragraph (m) of the Summary, and agree that Landlord shall be solely responsible for the payment of brokerage commissions to said brokers, and that Tenant shall have no responsibility therefor. As part of the consideration for the granting of this Lease, Tenant represents and warrants to Landlord that to Tenant's knowledge no other broker, agent or finder negotiated or was instrumental in negotiating or consummating this Lease and that Tenant knows of no other real estate broker, agent or finder who is, or might be, entitled to a commission or compensation in connection with this Lease. Any broker, agent or finder of Tenant whom Tenant has failed to disclose herein shall be paid by Tenant. Tenant shall hold Landlord harmless from all damages and indemnify Landlord for all said damages paid or incurred by Landlord resulting from any claims that may be asserted against Landlord by any broker, agent or finder who has, or has claimed to have, rendered services to Tenant undisclosed by Tenant herein. Landlord shall hold Tenant harmless from all damages and indemnify Tenant for all said damages paid or incurred by Tenant resulting from any claims that may be asserted against Tenant by any broker, agent or finder who has, or has claimed to have, rendered services to Landlord undisclosed by Landlord herein.

10. Holding Over. If Tenant remains in possession of the Premises after expiration or earlier termination of this Lease with Landlord's express consent, Tenant's occupancy shall be a month to month tenancy at a rent agreed upon by Landlord and Tenant but, in no event less than the Monthly Basic Rent payable under this Lease during the last full month before the date of expiration or earlier termination. The month to month tenancy shall be on the terms and conditions of this Lease except as provided in the preceding sentence and the Lease clauses concerning extension rights. If Tenant holds over after the expiration or earlier termination of the Term hereof without the express written consent of Landlord, Tenant shall become a tenant at sufferance only, at a rental rate equal to one hundred fifty percent (150%) of the Monthly Basic Rent which would be applicable to the Premises upon the date of such expiration (subject to adjustment as provided herein and prorated on a daily basis) for the first sixty (60) days of such holdover, and two hundred percent (200%) of the Monthly Basic Rent thereafter during the pendency of such holdover, and otherwise subject to the terms, covenants and conditions of this Lease, including without limitation the payment of Real

Property Taxes, insurance premiums, utility charges and all other amounts (either directly to third parties or to Landlord) required hereunder. Acceptance by Landlord of Rent after such expiration or earlier termination shall not constitute a consent to a holdover hereunder or result in a renewal. The foregoing provisions of this Paragraph 10 are in addition to and do not affect Landlord's right of re-entry or any rights of Landlord hereunder or as otherwise provided by law. If Tenant fails to surrender the Premises upon the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability arising out of such failure, including without limitation, any claim made by any succeeding tenant founded on or resulting from such failure to surrender. No provision of this paragraph 10 shall be construed as implied consent by Landlord to any holding over by Tenant. Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon expiration or other termination of this Lease. The provisions of this paragraph 10 shall not be considered to limit or constitute a waiver of any other rights or remedies of Landlord provided in this Lease or at law.

11. [Intentionally Left Blank].

12. Condition of Premises. Except as otherwise expressly provided herein, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty of any kind whatsoever with respect to the Premises or the Building or with respect to the suitability of either for the conduct of Tenant's business. Tenant acknowledges and agrees that Tenant is relying solely upon Tenant's own inspection of the Premises, and Tenant is not relying on any representation or warranty from the Landlord regarding the Premises or the Building, except as specifically set forth in this Lease or the Work Letter, including, without limitation, any representation or warranty as to the physical condition, design or layout of the Premises.

13. Alterations.

13.1 Tenant may, at any time and from time to time during the Term of this Lease, at its sole cost and expense, make alterations, additions, installations, substitutions, improvements and decorations (hereinafter collectively called "Changes" and individually, a "Change") in and to the Premises, excluding structural changes, on the following conditions, and providing such Changes will not result in a violation of any law applicable to the Premises, or affect adversely Landlord's right to use the Site in accordance with the Final Use
Approval:

(a.) The outside appearance, character or use of the Building shall not be affected adversely, and no Changes shall weaken or impair the structural strength or, in the reasonable opinion of Landlord, lessen the value of the Building or create the potential for unusual expenses to be incurred upon the removal of Changes and the restoration of the Premises upon the termination of this Lease.

(b.) No part of the Building outside of the Premises shall be physically affected.

(c.) The proper functioning of any of the mechanical, electrical, sanitary and other service systems or installations of the Building ("Service Facilities") shall not be adversely affected and there shall be no construction which might interfere with Landlord's free access to the Service

Facilities or interfere with the moving of Landlord's equipment to or from the enclosures containing the Service Facilities.

(d.) In performing the work involved in making such Changes, Tenant shall be bound by and observe all of the conditions and covenants contained in this Paragraph.

(e.) All work shall be done at such times and in such manner as Landlord from time to time may reasonably designate.

(f.) At the date upon which the Term of this Lease shall end, or the date of any earlier termination of this Lease, Tenant shall on Landlord's written request restore the Premises to their condition prior to the making of any Changes permitted by this Paragraph, reasonable wear and tear excepted; provided, however, that Tenant shall have the right at the time Tenant seeks Landlord's consent to a Change to require Landlord to then state in writing whether or not Landlord will require the Change to be removed, and the Premises restored, at the expiration of the Term or earlier termination of this Lease. In no event shall Tenant be responsible for removing the Base Building Work or Tenant's Improvements constructed at the Premises pursuant to the Work Letter. If Tenant fails to complete the restoration before the latter of (i) expiration of the Term; or (ii) thirty (30) days following the written notice from Landlord requesting the restoration, Landlord may complete the restoration and charge the cost of the restoration to Tenant. In no event shall Tenant be required to remove any of the Work contemplated by the Work Letter.

13.2 Before proceeding with any Change (exclusive only of changes to items constituting Tenant's personal property), Tenant shall submit to Landlord plans and specifications for the work to be done, which shall in all cases require Landlord's prior written approval, which approval shall not be withheld unreasonably. Landlord may confer with consultants in connection with the review of such plans and specifications. If Landlord or such consultant(s) shall disapprove of any of Tenant's plans, Tenant shall be advised of the reasons of such disapproval. In any event, Tenant agrees to pay to Landlord, as additional Rent, the reasonable cost of such consultation and review (but not in excess of $3,500.00) immediately upon receipt of invoices either from Landlord or such consultant(s). Any Change for which approval has been received shall be performed strictly in accordance with the approved plans and specifications, and no material amendments or additions to such plans and specifications shall be made without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant shall be entitled to make non-structural, interior Changes to the Premises which do not exceed One Hundred Thousand Dollars ($100,000) in cost, in the aggregate over the duration of the Term, without Landlord's prior written consent provided that such Changes (i) shall be subject to the other provisions of this Paragraph, including without limitation the removal provisions of Paragraph 13.1(f), and (ii) Landlord shall be given prior written notice of such Changes.

13.3 If the proposed Change requires approval by or notice to the lessor of a superior lease or the holder of a mortgage, no Change shall be commenced until such approval has been received, or such notice has been given, as the case may be, and all applicable conditions and provisions of said superior lease or mortgage with respect to the proposed Change or alteration have been met or complied with at Tenant's expense; and Landlord, if it approves the Change, will request such approval or give such notice, as the case may be.

13.4 Tenant shall submit to Landlord the name and address of each contractor intended to be used by Tenant in connection with construction of Changes. No contractor which is reasonably unacceptable to Landlord shall be engaged by Tenant. All costs and expenses incurred in Changes shall be paid timely by Tenant. If Landlord approves the construction of specific interior improvements in the Premises by contractors or mechanics selected by Tenant and approved by Landlord, then Tenant's contractors shall obtain on behalf of Tenant and at Tenant's sole cost and expense, (i) all necessary governmental permits and certificates for the commencement and prosecution of Tenant's Changes and for final approval thereof upon completion, and (ii) at Landlord's request, a completion and lien indemnity bond, or other surety, satisfactory to Landlord, for Changes which require Landlord's prior approval. In the event Tenant shall request any changes in the work to be performed after the submission of the plans referred to in this Paragraph 13, such additional changes shall be subject to the same approvals and notices as the changes initially submitted by Tenant.

13.5 All Changes and the performance thereof shall at all times comply with (i) all laws, rules, orders, ordinances, directions, regulations and requirements of all governmental authorities, agencies, offices, departments, bureaus and boards having jurisdiction thereof, (ii) all rules, orders, directions, regulations and requirements of the Pacific Fire Rating Bureau, or of any similar insurance body or bodies, and (iii) all rules and regulations of Landlord, and Tenant shall cause Changes to be performed in compliance therewith and in good and first class workmanlike manner, using materials and equipment at least equal in quality and class to the installations of the Building. Changes shall be performed in such manner as not to impose any additional expense upon Landlord in construction, maintenance or operation of the Building, and shall be performed by Contractors or mechanics reasonably approved by Landlord and submitted to Tenant pursuant to this Paragraph, who shall coordinate their work in cooperation with any other work being performed with respect to the Building. Throughout the performance of Changes, Tenant, at its expense, shall carry, or cause to be carried, workmen's compensation insurance in statutory limits, and general liability insurance for any occurrence in or about the Building, of which Landlord and its managing agent shall be named as parties insured, in such limits as Landlord may reasonably prescribe, with insurers reasonably satisfactory to Landlord all in compliance with Subparagraph 20.2. Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord be required to undertake any alteration or any improvements of any kind whatsoever in connection with the Premises or the Building as a result of or in connection with any Changes being made by Tenant and specifically, but without limitation, Landlord shall not be required to make any improvements or alteration of any kind whatsoever in order to comply with any applicable laws, orders, ordinances, regulations or building codes which may be required in connection with Changes being made by Tenant.

13.6 Tenant further covenants and agrees that any mechanic's lien filed against the Premises or against the Building for work claimed to have been done for, or materials claimed to have been furnished to Tenant, will be discharged by Tenant, by bond or otherwise, within ten (10) days after the filing thereof, at the cost and expense of Tenant. All alterations, decorations, additions or improvements upon the Premises, made by either party, including (without limiting the generality of the foregoing) all wall covering, built-in cabinet work, paneling and the like, shall, unless Landlord elects otherwise, become the property of Landlord, and shall remain upon, and be surrendered with the Premises, as a part thereof, at the end of the Term hereof, except that Landlord may by written notice to Tenant, given at least thirty (30) days prior to the end of the Term, require Tenant to remove all partitions, counters, railings and the like installed by Tenant, and Tenant shall repair any damage to the Premises arising from such removal or, at Landlord's option, shall pay to the Landlord all of Landlord's costs of such removal and repair. Notwithstanding the sentence immediately above, Tenant shall not be required to remove or restore any Changes which Landlord agreed in accordance with the provisions of Subparagraph 13.1(f) need not be removed or restored.

13.7 All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant and may be removed by Tenant at any time during the Term provided Tenant is not in default hereunder, and provided further that Tenant shall repair any damage caused by such removal. If Tenant shall fail to remove all of its effects from said Premises upon termination of this Lease for any cause whatsoever, Landlord may, at its option, remove the same in any manner that Landlord shall choose, and store said effects without liability to Tenant for loss thereof, and Tenant agrees to pay Landlord upon demand any and all expenses incurred in such removal, including court costs and attorneys' fees and storage charges on such effects for any length of time that the same shall be in Landlord's possession or Landlord may, at its option, without notice, sell said effects, or any of the same, at private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale upon any amounts due under this Lease from Tenant to Landlord and upon the expense incident to the removal and sale of said effects.

13.8 Subject to Landlord's agreement to minimize any disturbance of Tenant's use of the Premises, Landlord reserves the right at any time and from time to time without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor or otherwise affecting Tenant's obligations under this Lease, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Site or the Building (including the Premises if required so to do by any law or regulation) and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages and stairways thereof, and/or to change the name by which the Building is commonly known, as Landlord may deem necessary or desirable. Nothing contained in this Paragraph 13, shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant with respect to making any repair, replacement or improvement or complying with any law, order or requirement of any government or other authority and nothing contained in this Paragraph 13, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision of repair of the Building or any part thereof other than as otherwise provided in this Lease.

13.9 The construction of the improvements to the Premises to be constructed pursuant to the provisions of the Work Letter attached to this Lease as Exhibit D (if any) shall be governed by the terms of such Work Letter to the extent inconsistent with the provisions of this Paragraph 13.

13.10 Upon completion of any Changes, Tenant shall provide Landlord with a set of final "as-built" plans as soon as practical.

14. Repairs and Maintenance.

14.1 Except as otherwise provided in Paragraphs 7, 14.3, 21 and/or 22, Tenant shall, at Tenant's sole cost and expense, maintain and preserve in good condition, and repair and replace as necessary, each and every part, system and facility serving or comprising the Premises, including by way of example and without limitation all restroom and kitchen facilities, heating and air conditioning systems, plumbing and electrical systems, parking lot surfaces, glass and windows, wall, ceiling and floor surfaces and each and every other component of the Premises. In the event that Tenant is obligated to replace the air conditioning and/or heating system serving the Premises or any major components thereof during the last two (2) years of the Term, and the useful life of the system or components to be replaced will exceed the remaining Term, Tenant may require that Landlord make the needed replacements, in which event the cost thereof shall be amortized over the useful life of the replaced system or components and Tenant shall thereafter pay to Landlord, along with monthly installments of Rent, the monthly amortized portion of the cost of said replaced items together with interest on the unamortized portion at the prevailing rate available to Landlord from commercial banks.

14.2 All maintenance and repairs shall be performed by contractors reasonably acceptable to Landlord. All costs and expenses incurred in such maintenance and repair shall be paid timely by Tenant. Landlord shall reasonably cooperate with Tenant (including assignment thereof) to allow Tenant to avail itself of any contractor warranties which may exist with respect to the construction of Base Building Work contemplated by the Work Letter. Tenant shall upon the expiration or sooner termination of the Term surrender the Premises to Landlord in good condition, reasonable wear and tear excepted. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof (except as provided in the Work Letter), and the parties hereto affirm that Landlord has made no representations to Tenant respecting the condition of the Premises or the Building except as specifically herein set forth. Notwithstanding anything set forth above in this Paragraph to the contrary, Tenant shall have no obligation to install, maintain or repair any of the structural elements or systems of the Building (including the roof), unless such work is required due to Tenant's specific use or misuse of the Premises (subject to the waiver of subrogation provisions of Paragraph 20.6).

14.3 Landlord shall, at Landlord's sole cost and expense, repair and maintain the structural components of the Building (including without limitation the exterior and other load bearing walls, footings, columns, structural floors and foundations), and shall be responsible for all major repairs to and replacement of the roof surface, unless such maintenance and repairs are caused in part or in whole by the act, neglect, fault of or omission of any duty of Tenant, its agents, servants, employees or invitees, in which case Tenant shall pay to Landlord as additional Rent, the reasonable cost of such maintenance and repairs (unless the same are covered by insurance required to be maintained by Landlord or Tenant pursuant to Paragraph 20). Tenant shall solely be responsible for any roofing membrane maintenance or repairs necessitated by Tenant's penetration of the roof for the purpose of installing any equipment, antennae or other devices. Landlord shall not be liable for any failure to make any repairs, or to perform any maintenance, required of Landlord unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. In the event of an emergency, Tenant shall have the right to make necessary repairs which would otherwise be Landlord's responsibility and obtain reimbursement from Landlord for the reasonable costs of such repairs; provided, however, that Tenant shall first use commercially reasonable efforts to notify Landlord and allow Landlord the opportunity to effect such repairs. Except as provided in Paragraphs 21 and 22, there shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and of any similar law, statute or ordinance now or hereafter in effect.

15. Liens. Tenant shall not permit any mechanic's, material men's or other liens to be filed against the real property of which the Premises form a part nor against the Tenant's leasehold interest in the Premises. Landlord shall have the right at all reasonable times to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. If any such liens are filed, Landlord may, following not less than ten (10) days prior written notice to Tenant and without waiving its rights and remedies based on such breach of Tenant and without releasing Tenant from any of its obligations, cause such liens to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord at once, upon notice by Landlord, any sum paid by Landlord to remove such liens, together with interest at the maximum rate per annum permitted by law from the date of such payment by Landlord.

16. Entry by Landlord. Subject to Landlord's agreement to use reasonable efforts to minimize any disturbance of Tenant's use of the Premises by exercise of the following rights, Landlord reserves and shall at any and all reasonable times (except in the case of emergency) have the right to enter the Premises to inspect the same, to supply any service to be provided by Landlord to Tenant hereunder, to submit said Premises to prospective purchasers or mortgagors/lenders or, during the last twelve (12) months of the Term of this Lease, to prospective tenants, to post notices of nonresponsibility, to alter, improve or repair the Premises or any other portion of the Building, all without being deemed guilty of any eviction of Tenant and without abatement of Rent, and may, in order to carry out such purposes, erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that the business of Tenant shall be interfered with as little as is reasonably practicable. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises excluding Tenant's vaults and safes, and Landlord shall have the means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, and any damages caused on account thereof shall be paid by Tenant. It is understood and agreed that no provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed herein to be performed by Landlord. Landlord shall
(i) attempt in the exercise of its rights under this Paragraph 16 to minimize any disturbance of Tenant's use and possession of the Premises and to provide as much notice to Tenant as may be reasonably possible prior to any such exercise of Landlord's rights under this Paragraph 16, and (ii) comply with Tenant's reasonable security requirements including the right of Tenant to accompany Landlord while upon the Premises except in the case of emergency.

17. Utilities and Services. Tenant acknowledges that, pursuant to Paragraph 5.3, Tenant is to contract directly for and obtain (and Landlord is to have no responsibility for) certain utilities and services necessary for the operation of the Premises. Landlord shall not be liable for, and Tenant shall not be entitled to any abatement or reduction of Rent by reason of the discontinuation of utilities to the Building where such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, or for other causes beyond Landlord's reasonable control; provided, however, that to the extent there is an interruption in utility service resulting from a particular cause which, if the Rent were to abate, such rental abatement would be covered by insurance required to be maintained by Landlord pursuant to Paragraph 20.2(a), then in such event, and to the extent Landlord actually receives payment under such policy, Monthly Basic Rent due hereunder, and all other monetary payments and additional Rent owed by Tenant to Landlord hereunder (but only to the extent Tenant's use thereof has been diminished), shall abate. Additionally, in the event of an interruption of utility services, Landlord shall cooperate with and assist Tenant as reasonably requested by Tenant (and at no more than nominal cost to Landlord) to reestablish such services as soon as is possible. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to the interruption or failure of or inability to provide any services required to be provided by Landlord hereunder.

18. Indemnification.

18.1 To the fullest extent permitted by law, and except as caused by Landlord's, or Landlord's agent's, negligence or willful misconduct, Tenant hereby agrees to defend, indemnify, protect and hold Landlord harmless against and from any and all loss, cost, damage or liability arising in whole or in part from Tenant's use of the Premises or the conduct of its business or from any activity, work, or thing done, permitted or suffered by Tenant, its agents, contractors, employees or invitees in or about the Premises or elsewhere, and hereby agrees to further indemnify and hold harmless Landlord against and from any and all loss, cost, damage or liability arising in whole or in part from any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease or arising from any act, neglect, fault or omission of Tenant, or of its agents, employees or invitees, and from and against all costs, attorneys' fees, expenses and liabilities incurred for such claim or any action or proceeding brought thereon. In case any action or proceeding is brought against Landlord by reason of any such claim, Tenant upon notice from Landlord hereby agrees to defend the same at Tenant's expense by counsel approved in writing by Landlord. Tenant, as a material part of the consideration to Landlord, hereby waives all claims against Landlord (but not against Landlord's agents or any third parties) for damage to property or injury to persons in, upon or about the Premises from any cause whatsoever except that which is caused by Landlord's (or its agent's) gross negligence or intentional misconduct.

18.2 Landlord shall defend and indemnify Tenant and hold it harmless from any loss by reason of injury to person or property to the extent such injury is caused by the gross negligence or intentional misconduct of Landlord, including without limitation any liability or injury to the person or property of Landlord, its officers, directors, partners, employees, agents, invitees or guests. Nothing herein shall relieve Tenant of liability for its own willful acts or negligence.

19. Damage to Tenant's Property. Landlord shall not be liable to Tenant for any damage to property, nor for loss of or damage to any property by theft or otherwise, nor for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other patent or latent cause whatsoever, unless such damage is caused by the gross negligence or willful misconduct of Landlord or its agents. Landlord or its agents shall not be liable for interference with the light, air, view or intangible characteristics or qualities of the Premises. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises or in the Building or of defects known to Tenant therein or in the fixtures or equipment located therein. Further, neither Landlord nor any partner, director, officer, agent, servant or employee of Landlord shall be liable: (i) for any such damage caused by any persons in, upon or about the Building, or caused by operations in the construction of any private, public or quasi-public work (the limitations of liability set forth in this clause (i) shall not apply to any damage or liability caused by the gross negligence or intentional misconduct of Landlord or its agents); or (ii) for consequential damages, including lost profits, of Tenant or any person claiming through or under Tenant.

20. Insurance.

20.1 During the Term hereof, Tenant, at its sole expense, shall obtain and keep in force the following insurance:

(a.) Commercial general liability insurance designating Landlord as a named insured against any and all claims for bodily injury and property damage occurring in, or about the Premises (including without limitation damage or injury to vehicles or persons in the parking lot located on the Site) arising out of Tenant's use and occupancy of the Premises. Such insurance shall have a combined single limit of not less than Three Million Dollars ($3,000,000) per occurrence with a Ten Million Dollar ($10,000,000) aggregate limit. Such liability insurance shall be primary and not contributing to any insurance available to Landlord and any insurance maintained by Landlord shall be excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this Lease.

(b.) Fire and casualty insurance in the name of Landlord and Tenant, with loss payable to Landlord and to any Mortgagee, insuring against loss or damage to the Premises. The amount of such insurance shall be equal to the full replacement cost of the Premises, exclusive of foundations, as the same shall exist from time to time, or the amount required by any lender(s), but in no event more than the commercially reasonable and available insurable value thereof if, by reason of the unique nature or age of the improvements involved, such latter amount is less than full replacement cost. The insurance required by this Paragraph shall, in addition, include coverage for any additional costs resulting from debris removal and reasonable amounts of coverage for the enforcement of any ordinance or law regulating the reconstruction or replacement of any undamaged sections of the Premises required to be demolished, and shall also contain an agreed valuation provision in lieu of any coinsurance clause, waiver of subrogation and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U.S. Department of Labor Consumer Price Index for All Urban Consumers for the city nearest to where the Premises are located. If such insurance coverage has a deductible clause, then Tenant shall be liable for the full deductible amount.

(c.) Personal property insurance insuring all equipment, trade fixtures, inventory, fixtures and personal property located on or in the Premises for perils covered by the causes of loss - special form (all risk) and in addition, coverage for flood, and boiler and machinery (if applicable).

Such insurance shall be written on a replacement cost basis in an amount equal to the full replacement value of the aggregate of the foregoing less any applicable deductible.

(d.) Workers' compensation insurance in accordance with statutory law.

(e.) Loss of income and extra expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as result of such perils.

(f.) Any other form or forms of insurance as Tenant, Landlord, or Landlord's mortgagees may reasonably require from time to time in form, in amounts, and for insurance risks against which a prudent tenant of a comparable size and in a comparable business would protect itself.

20.2 During the Term hereof (including the Early Occupancy Period), Landlord shall obtain and keep in force the following insurance:

(a.) Policies of insurance in the name of Landlord insuring the Building (excluding any property which Tenant is obligated to insure under Subparagraph 20.l(c) hereof and any Changes, but including the Base Building Work and Tenant's Improvements) against damage caused by earthquake or flood, if the Premises is within a designated flood zone. Landlord may, but shall not be obligated to, obtain and carry any other form or forms of insurance as it or Landlord's mortgagees may determine advisable. Notwithstanding any contribution by Tenant to the cost of insurance premiums, as provided herein, Tenant acknowledges that it has no right to receive any proceeds from any insurance policies carried by Landlord. Except for such costs related to the Early Occupancy Period, Tenant shall reimburse Landlord for the cost of all such insurance within twenty (20) days of receipt of an invoice therefor. Tenant shall be responsible for the payment of any deductible amount in connection with any such policies carried by Landlord; provided, however, that Tenant's obligation to pay the deductible in connection with an earthquake policy shall decrease by 10% upon expiration of each lease year of the Term (Tenant shall pay 100% of the deductible if a casualty occurs in the first lease year, 90% if the casualty occurs in the second lease year, 80% in the third lease year, etc.), and Landlord shall be responsible for the payment of the balance of any deductible.

(b.) Policies of insurance in the name of Landlord, with loss payable to Landlord and any Mortgagee, insuring the loss of the full rental or other charges payable by Tenant to Landlord pursuant to this Lease for a period of not less than one year. Such insurance shall provide that in the event that the Lease is terminated by reason of an insured loss, the period of indemnity for such coverage shall be extended beyond the date of the completion of repairs or replacement of the Premises, to provide for one full year's loss of Rent from the date of any such loss. Said insurance shall contain an agreed evaluation provision in lieu of any coinsurance clause, and the amount of coverage shall be adjusted annually to reflect the projected Rent payable by Tenant for the next twelve (12) month period. Tenant shall reimburse Landlord for the cost of all such insurance within twenty (20) days of receipt of an invoice therefor. Tenant shall be liable for any deductible amount in the event of a loss.

20.3 The policies required to be maintained by Tenant and Landlord hereunder shall be with companies rated AVIII or better in the most current issue of Best's Insurance Reports. Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the USA. Any deductible amounts under any insurance policies required hereunder shall not exceed $10,000.00; provided, however, that the deductible with respect to the insurance required pursuant to Paragraph 20.2(b) shall be substantially equal to that amount which is 10% of the full replacement cost of the Building (including Base Building Work and Tenant's Improvements). Certificates of insurance shall be delivered to Landlord prior to the commencement date and annually thereafter at least thirty (30) days prior to the expiration date of the old policy. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease. Each policy of insurance shall provide that Landlord (and any mortgagee) are additional insureds and shall provide notification to Landlord at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage. Landlord shall have the right to review the limits of coverage maintained by Tenant periodically during the Term, and may request that such limits be increased to commercially reasonable levels consistent with other similar buildings in the area of the Building if a discrepancy is discovered.

20.4 Tenant will not knowingly keep, use, sell, or offer for sale in, or upon, the Premises any article which may be prohibited by any insurance policy periodically in force covering the Building. If Tenant's occupancy or business in, or on, the Premises, whether or not Landlord has consented to the same, results in any increase in premiums for the insurance required or actually carried by Tenant and/or Landlord with respect to the Building, Tenant shall pay any such increase in premiums as additional Rent. In determining whether increased premiums are a result of Tenant's use of the Premises, a schedule issued by the organization computing the insurance rate on the Building or the Premises showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up such rate. Tenant shall promptly comply with all reasonable requirements of the insurance authority or any present or future insurer relating to the Premises.

20.5 If any insurance policy required to be maintained by Tenant shall be canceled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced in any way because of the specific use of the Premises or any part thereof by Tenant or any assignee or sub-tenant of Tenant or by anyone Tenant permits on the Premises and, if Tenant fails to remedy the condition giving rise to such cancellation, threatened cancellation, reduction of coverage, threatened reduction of coverage, increase in premiums, or threatened increase in premiums, within 48 hours after written notice thereof, Landlord may, at its option, enter upon the Premises and attempt to remedy such condition, and Tenant shall promptly pay all costs thereof to Landlord as additional Rent. Landlord shall not be liable for any damage or injury caused to any property of Tenant or of others located on the Premises resulting from such entry. If Landlord is unable, or elects not, to remedy such condition, then Landlord shall have all of the remedies provided for in this Lease in the event of a default by Tenant.

20.6 Notwithstanding anything herein to the contrary, Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss of, or damage to, either parties' property, to the extent that such loss or damage is insured by an insurance policy required to be in effect at the time of such loss or damage. Each party shall obtain any special endorsements, if required by its insurer whereby the insurer waives its rights of subrogation against the other party.

20.7 In the event Tenant does not purchase the insurance required by this Lease or keep the same in full force and effect, Landlord may, but shall not be obligated to purchase the necessary insurance and pay the premium. The Tenant shall repay to Landlord, as additional Rent, the amount so paid promptly upon demand. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as additional Rent, any and all reasonable expense (including attorneys' fees) and damages which Landlord may sustain by reason of the failure to Tenant to obtain and maintain such insurance.

20.8 Prior to commencement of the Early Occupancy Period, Landlord shall be responsible for maintaining the insurance coverages set forth in Paragraphs 20.1(b) and 20.2(a), and shall be responsible for the payment of all premiums for such policies which accrue prior to the Early Occupancy Period.

21. Damage or Destruction.

21.1 In the event that the Premises is damaged by fire or other casualty which is covered under insurance pursuant to the provisions of the foregoing section, Landlord shall restore such damage provided that: (i) the insurance proceeds, plus the amount of any deductible (the payment of which shall be Tenant's responsibility, except to the extent Landlord is responsible for payment of the deductible pursuant to Paragraph 20.2(a)), are sufficient to pay one hundred percent (100%) of the cost of restoration; and (ii) in the reasonable judgment of Landlord, the restoration can be completed within two hundred and seventy
(270) days after the date of the damage or casualty under the laws and regulations of the state, federal, county and municipal authorities having jurisdiction. Landlord shall notify Tenant whether or not the Premises will be restored under this section within forty-five (45) days of the occurrence of the casualty. If such conditions apply so as to require Landlord to restore such damage pursuant to this section, this Lease shall continue in full force and effect, unless otherwise agreed to in writing by Landlord and Tenant. Tenant shall be entitled to a proportionate reduction of Rent (to the extent such amounts are covered by rental interruption insurance which Landlord was obligated to maintain pursuant to Paragraph 20.2(b)) at all times during which Tenant's use of the Premises is interrupted, such proportionate reduction to be based on the extent to which the damage and restoration efforts actually interfere with Tenant's business in the Premises. Except as otherwise provided in Paragraph 21.4, 21.6 and subject to Paragraph 24.6, Tenant's right to a reduction of Rent hereunder shall be Tenant's sole and exclusive remedy in connection with any such damage. Notwithstanding the foregoing, if Landlord elects to terminate this Lease pursuant to this Subparagraph 21.1, if within thirty (30) days after receipt of Landlord's notice Tenant elects to provide the funds necessary to make up the shortage (or absence) of insurance proceeds and provides Landlord with reasonable assurance thereof, Landlord shall restore the Premises as provided in this Subparagraph provided that the Premises are reasonably subject to restoration within two hundred seventy (270) days following the date on which the casualty occurs.

21.2 In the event that the Premises is damaged by a casualty against which Tenant is not required to maintain insurance pursuant to Paragraph 20, and Landlord is not required to restore such damage in accordance with the provisions of the immediately preceding section, Landlord shall have the option to either (i) repair or restore such damage, with the Lease continuing in full force and effect, but Rent to be proportionately abated as provided above; or
(ii) give notice to Tenant at any time within forty-five (45) days after the occurrence of such damage terminating this Lease as of a date to be specified in such notice which date shall not be less than thirty (30) nor more than sixty
(60) days after the date on which such notice of termination is given. In the event of the giving of such notice of termination, this Lease shall expire and all interest of Tenant in the Premises shall terminate on the date so specified in such notice and the Rent, reduced by any proportionate reduction in Rent as provided for above, shall be paid to the date of such termination. Notwithstanding the foregoing, if Landlord elects to terminate this Lease pursuant to this Subparagraph 21.2, if within thirty (30) days after receipt of Landlord's notice Tenant elects to provide the funds necessary to make up the shortage (or absence) of insurance proceeds and provides Landlord with reasonable assurance thereof, Landlord shall restore the Premises as provided in this Subparagraph provided that the Premises are reasonably subject to restoration within two hundred seventy (270) days following the date on which the casualty occurs. Tenant in connection with such election, shall have the right to exercise any remaining option(s) to extend the Term provided herein (if any), provided that Tenant otherwise meets all requirements necessary for such exercise.

21.3 Notwithstanding the foregoing, either Landlord or Tenant may terminate this Lease if the Premises is damaged by fire or other casualty (and Landlord's reasonably estimated cost of restoration of the Premises exceeds ten percent (10%) of the then replacement value of the Premises) and such damage or casualty occurs during the last twelve (12) months of the Term of this Lease (or the Term of any renewal option, if applicable) by giving the other notice thereof at any time within thirty (30) days following the occurrence of such damage or casualty. Such notice shall specify the date of such termination, which date shall not be less than thirty (30) nor more than sixty (60) days following the date on which such notice of termination is given. In the event of the giving of such notice of termination, this Lease shall expire and all interest of Tenant in the Premises shall terminate on the date so specified in such notice and the Rent shall be paid to the date of such termination. Notwithstanding the foregoing to the contrary, Landlord shall not have the right to terminate this Lease if damage or casualty occurs during the last twelve (12) months of the Term if Tenant timely exercises its option to extend the Term of this Lease (if any) within twenty (20) days after the date of such damage or casualty.

21.4 In the event that the destruction to the Premises cannot be restored as required herein under applicable laws and regulations within two hundred seventy
(270) days of the damage or casualty, notwithstanding the availability of insurance proceeds, either party shall have the right to terminate this Lease by giving the other notice thereof within thirty (30) days of date of the occurrence of such casualty specifying the date of termination which shall not be less than thirty (30) days nor more than sixty (60) days following the date on which such notice of termination is given. In the event of the giving of such notice of termination, this Lease shall expire and all interest of Tenant in the Premises shall terminate on the date so specified in such notice and the Rent, reduced by any proportionate reduction in Rent as provided for above, shall be paid to the date of such termination.

21.5 Upon any termination of this Lease under any of the provisions of this Paragraph 21, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except for (i) items which have already accrued and are then unpaid by Tenant under the Lease, (ii) any prepaid (and unearned) Monthly Basic Rent or unused security deposit amounts, and (iii) any portion of the costs of the Base Building Work not yet offset against Monthly Basic Rent.

21.6 Tenant shall not be released from any of its obligations under this Lease except to the extent and upon the conditions expressly stated in this Paragraph
21. Notwithstanding anything to the contrary contained in this Paragraph 21, should Landlord be delayed or prevented from repairing or restoring the damaged Premises within one (1) year after the occurrence of such damage or destruction by reason of acts of God, war, governmental restrictions, inability to procure the necessary labor or materials, or other cause or force majeure beyond the control of Landlord, such one (1) year period shall be extended by one day for each day completion of the work to restore the Premises is delayed thereby. Upon expiration of the one (1) year period for reconstruction (as the same may be extend by force majeure), and provided such reconstruction is not then substantially complete, Tenant may give Landlord written notice terminating this Lease, and in the event Landlord does not substantially complete the reconstruction of the Premises within sixty (60) days of receipt of such notice, this Lease shall terminate.

21.7 If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to make repairs or restoration only of those portions of the Building and the Premises which constituted the Work (as defined in the Work Letter), or which were insured by either party and the proceeds of such insurance have been received by Landlord. The repair and restoration of items not provided at Landlord's expense shall be the obligation of Tenant.

21.8 Tenant hereby waives California Civil Code Sections 1932(2) and 1933(4), providing for termination of hiring upon destruction of the thing hired and Sections 1941 and 1942, providing for repairs to and of premises.

22. Eminent Domain.

22.1 In case the whole of the Site (including the Building and all parking areas located on the Site), or such part thereof as shall substantially interfere with Tenant's use and occupancy thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, either party shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority. Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking (provided that Tenant may present a separate claim for Tenant's relocation costs, lost personal property and the unamortized portion of any leasehold improvements performed by Tenant other than the Work (as defined in the Work Letter), so long as such claim does not diminish any award otherwise available to Landlord), and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant. In the event the amount of property or the type of estate taken shall not substantially interfere with the conduct of Tenant's business, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of Tenant. If this Lease is not so terminated, Landlord shall promptly proceed to restore the Premises to substantially their same condition prior to such partial taking, and a proportionate allowance shall be made to Tenant for the Rent corresponding to the time during which, and to the part of the Premises of which, Tenant shall be so deprived on account of such taking and restoration. Nothing contained in this Paragraph shall be deemed to give Landlord any interest in any award separately made to Tenant for the taking of personal property and trade fixtures belonging to Tenant, for the loss of Tenant's goodwill or for moving costs incurred by Tenant in relocating Tenant's business.

22.2 In the event of taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and Rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall then pay to Landlord a sum equal to the reasonable cost of performing Tenant's obligations under Paragraph 14 with respect to surrender of the Premises and upon such payment shall be excused from such obligations. For purpose of this Subparagraph 22.2, a temporary taking shall be defined as a taking for a period of 270 days or less.

22.3 Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future law, ordinance or governmental regulation providing for, or allowing either party to petition the courts of the state of California for, a termination of this lease upon a partial taking of the Premises and/or the Building.

23. Bankruptcy. If Tenant shall file a petition in bankruptcy under any Chapter of federal bankruptcy law as then in effect, or if Tenant be adjudicated a bankrupt in involuntary bankruptcy proceedings and such adjudication shall not have been vacated within sixty (60) days from the date thereof, or if a receiver or trustee be appointed of Tenant's property and the order appointing such receiver or trustee not be set aside or vacated within sixty (60) days after the entry thereof, or if Tenant shall assign Tenant's estate or effects for the benefit of creditors, or if this Lease shall otherwise by operation of law pass to any person or persons other than Tenant, then and in any such event Landlord may, if Landlord so elects, with or without notice of such election and with or without entry or action by Landlord, forthwith terminate this Lease to the extent allowed by applicable law. Notwithstanding any other provisions of this Lease, Landlord, in addition to any and all rights and remedies allowed by law or equity, shall upon such termination be entitled to recover damages in the amount provided in Subparagraph 24.2 below and neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or order of any court shall be entitled to possession of the Premises but shall forthwith quit and surrender the Premises to Landlord. Nothing herein contained shall limit or prejudice the right of Landlord to prove and obtain as damages by reason of any such termination an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of damages recoverable under the provisions of this Paragraph 23.

24. Defaults and Remedies.

24.1 The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant:

(a.) The abandonment of the Premises by Tenant. Abandonment is herein defined to include, but is not limited, to, any absence by Tenant from the Premises for fourteen (14) consecutive days or more without paying Rent and providing reasonably adequate security for the Premises.

(b.) The failure by Tenant to make any payment of Monthly Basic Rent, additional Rent or any other payment required to be made by Tenant hereunder as and when due, where such failure continues for a period of five (5) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure 1161 (provided such notice is prepared and delivered to Tenant in compliance with Section 1161).

(c.) The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Subparagraph 24.1(a) or 24.1(b) above, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure 1161 (provided such notice is prepared and delivered to Tenant in compliance with Section 1161); provided, further, that if the nature of Tenant's default is such that more than ten (10) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said ten-day period and thereafter diligently and without interruption prosecute such cure to completion.

(d.) (1) The making by Tenant of any general assignment for the benefit of creditors; (2) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within sixty (60) days; or (4) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease where such seizure is not discharged within sixty (60) days.

24.2 In the event of any such default by Tenant, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. Upon such termination of Tenant's right to possession of the Premises, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 or any other applicable existing or future law, ordinance or regulation providing for recovery of damages for such breach, including but not limited to the following:

(a.) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

(b.) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c.) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

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

(d.) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform his obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

         As used in Subparagraphs 24.2(a) and 24.2(b) above, the "worth at the time of award" is computed by allowing interest at the maximum rate permitted by law per annum. As used in Subparagraph 24.2(c) above, the Worth at the time of awards is computed by discounting to present value at the time of the award such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

24.3 If a default exists under this Lease, Landlord shall also have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant has breached this Lease and abandoned the Premises and recover Rent as it becomes due; provided, however that Tenant has the right to sublet or assign this Lease, subject only to reasonable limitations). Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession.

24.4 During the continuance of a default, and subject to all applicable due process requirements, Landlord may enter the Premises without terminating this Lease and remove all Tenant's personal property, any Changes and trade fixtures from the Premises and store them at Tenant's risk and expense. If Landlord removes such property from the Premises and stores it at Tenant's risk and expense, and if Tenant fails to pay the cost of such removal and storage after written demand therefor and/or to pay any Rent then due, then after the property has been stored for a period of thirty (30) days or more Landlord may sell such property at public or private sale, in the manner and at such times and places as Landlord deems commercially reasonable following reasonable notice to Tenant of the time and place of such sale. The proceeds of any such sale shall be applied first to the payment of the expenses for removal and storage of the property, the preparation for and the conducting of such sale, and for attorneys' fees and other legal expenses incurred by Landlord in connection therewith; and the balance shall be applied to any past due amount owing hereunder.

         Tenant hereby waives all claims for damages that may be caused by Landlord's reentering and taking possession of the Premises or removing and storing Tenant's personal property pursuant to this Paragraph 24, and Tenant shall hold Landlord harmless from and against any loss, cost or damage resulting from any such act. No reentry by Landlord shall constitute or be construed as a forcible entry by Landlord.

24.5 All rights, options' and remedies of Landlord contained in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver. The consent or approval or Landlord to or of any act by Tenant requiring Landlord's


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

consent or approval shall not be deemed to waive or render unnecessary Landlord's consent or approval to or of any subsequent similar acts by Tenant.

24.6 The failure by Landlord to observe or perform any of the covenants, conditions or provisions of this Lease shall constitute an event of default under the Lease, but only if such failure continues for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if additional time is necessary to cure such default, no event of default shall be deemed to have occurred if Landlord commences to cure the default within thirty (30) days of notice from Tenant and thereafter diligently prosecutes such cure to completion. For purposes of this Paragraph, a cure of the default shall include a reasonable period of time for Landlord to (i) evaluate the alleged event of default, (ii) obtain bids from three or more qualified contractors to perform the work necessary to cure the default (if applicable), (iii) award a contract to a contractor to perform any necessary work to cure the default, and (iv) complete the work to cure the default. In the event of any uncured event of default, then Tenant, at Tenant's option, may thereafter pursue one of the following remedies: (a) perform Landlord's obligation and invoice Landlord for reimbursement for reasonable expenses actually incurred by Tenant, with supporting documentation in form and substance satisfactory to Landlord; provided, however, that Tenant shall have no right to offset the cost thereof against Monthly Basic Rent or other sums payable by Tenant to Landlord hereunder, or (b) institute an action for specific performance and/or other equitable remedies against Landlord in the San Francisco Superior Court. Notwithstanding the foregoing, and without constituting a default on Landlord's part, Tenant shall have the right to perform repairs to the Premises otherwise the responsibility of Landlord if (i) the circumstances can fairly be described as an emergency and the contemplated repairs are necessary to avoid continuing damage to the Building or Tenant's property, and (ii) Tenant gives Landlord advanced notice and a reasonable opportunity to effect the necessary repairs. In such event, Tenant may offset the reasonable costs of such repairs against subsequent Monthly Basic Rent payments. Tenant shall have the further right to offset against subsequent Monthly Basic Rent payments any portion of the cost of the Base Building Work in excess of $4,000,000.00 for which Landlord is required to reimburse Tenant pursuant to Paragraph 1.3.1 of the Work Letter, if such reimbursement is not received by Tenant within the time provided in Paragraph 1.3.1 of the Work Letter.

25. Assignment and Subletting. Tenant shall not voluntarily assign or encumber its interest in this Lease or in the Premises, or sublease all or any part of the Premises, or allow any other person or entity to occupy or use all or any part of the Premises, without first obtaining Landlord's prior written consent, which consent shall not be unreasonably withheld. Any assignment, encumbrance or sublease without Landlord's prior written consent shall be voidable, at Landlord's election, and shall constitute a default. For purposes hereof, in the event Tenant is a partnership, a withdrawal or change of partners, or change of ownership of partners, owning more than a fifty percent (50%) interest in the partnership, or if Tenant is a private (as opposed to a public) corporation, any transfer of fifty percent (50%) of its stock, or of voting control of such corporation, shall constitute a voluntary assignment and shall be subject to these provisions. Notwithstanding the provisions of this Paragraph 25 to the contrary, Tenant shall be entitled to assign or sublet all or a portion of its interest in this Lease to an affiliate of Tenant without the prior consent of Landlord provided that (i) Tenant shall continue to be liable following the assignment for the obligations pursuant to this Lease, and (ii) Tenant shall give thirty (30) days prior written notice, along with complete financial information for the affiliate, to Landlord of any such proposed assignment to an affiliate. For purposes hereof, the term "affiliate" shall refer to any entity which (i) directly or indirectly, through


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

one or more intermediaries, controls, is controlled by, or is under common control with Tenant, or (ii) any entity with which or into which Tenant merges or consolidates. No consent to any assignment, encumbrance, or sublease shall constitute a further waiver of the provisions of this Paragraph. No later than thirty (30) days prior to the effective date of the proposed assignment or sublease, Tenant shall notify Landlord in writing of Tenant's intent to assign, encumber, or sublease, the name of the proposed assignee or sublessee, information concerning the financial responsibility of the proposed assignee or sublessee and the terms of the proposed assignment or subletting, and Landlord shall, within twenty (20) days of receipt of such written notice as well as any additional information requested by Landlord concerning the proposed assignee's or sublessee's financial responsibility, either approve or reject the proposed assignment, encumbrance or sublease.

         Without limiting the instances in which it may be reasonable for Landlord to withhold its consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold its consent in the following instances: (i) if at the time consent is requested or at any time prior to the granting of consent, Tenant is in default under this Lease or would be in default under this Lease but for the pendency of any grace or cure period under Paragraph 24 above; (ii) if the proposed assignee or sublessee is a governmental agency; (iii) if, in Landlord's judgment, the use of the Premises by the proposed assignee or sublessee (1) would be inconsistent with Paragraph 7 of this Lease, or (2) would result in more than a reasonable number of occupants per floor; or (iv) if the proposed assignee's or sublessee's credit, character and business or professional standing does not meet the reasonable standards of Landlord.

         In the event that Landlord shall consent to any assignment or sublease under the provisions of this Paragraph 25, Tenant shall pay Landlord's reasonable processing costs and attorneys' fees incurred in giving such consent. Landlord's consent to any assignment or sublease shall not release or relieve Tenant from its obligations for the full and timely performance of each and every term and condition to be performed by Tenant hereunder. If for any proposed assignment or sublease Tenant receives Rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the Rent and monthly amortization of Transfer Costs (defined below) called for hereunder, or, in case of the sublease of a portion of the Premises, in excess of the monthly amortization of all Transfer Costs and such Rent fairly allocable to such portion, after appropriate adjustments to assure that all other payments called for hereunder are taken into account, Tenant shall, except where such assignee or subtenant is an affiliate of Tenant, pay to Landlord as additional Rent hereunder 50% of the excess of each such payment of Rent or other consideration received by Tenant promptly after its receipt. As used herein, "Transfer Costs" shall mean commercially reasonable brokerage commissions and attorneys' fees incurred by Tenant in negotiating and documenting such assignment or sublease, and such expenses as Landlord shall approve in advance (in Landlord's sole discretion) incurred by Tenant in performing Changes to the Premises reasonably required by the proposed assignee or sublessee, such Transfer Costs to be amortized (without interest) for the purposes of Tenant's recovery of same from excess consideration, on a straight-line basis over the remaining initial Term of this Lease as of the effective date of such assignment or subletting. Landlord's waiver or consent to any assignment or subletting shall not relieve Tenant from any obligation under this Lease..

26. Quiet Enjoyment. Landlord covenants and agrees with Tenant that upon Tenant paying the Rent required under this Lease and paying all other charges and performing all of the covenants and provisions aforesaid on Tenant's part to be observed and performed under this Lease and subject to the terms and conditions of this Lease, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises in accordance with this Lease.

27. Subordination. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any first mortgagee with a lien on the Building or any ground lessor with respect to the Building, this lease shall be subject and subordinate at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Building or the land upon which the Building is situated or both, and (b) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Building, land, ground leases or underlying leases, or Landlord's interest or estate in any of said items is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this lease. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, if requested by the ground lessor, mortgagee or beneficiary, as applicable, attorn to and become the Tenant of the successor in interest to Landlord and in such event Tenant's right to possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the Rent and all other amounts required to be paid to Landlord pursuant to the terms hereof and observe and perform all of the provisions of this Lease, unless the Lease is otherwise terminated pursuant to its terms. Tenant covenants and agrees to execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases or underlying leases or the lien of any such mortgage or deed of trust, provided that such documents shall contain commercially reasonable non-disturbance provisions such that as long as Tenant observes and performs its obligations as provided hereunder, its possession of the Premises and its rights hereunder will not be disturbed and that, in the event of any foreclosure by such mortgagee or ground lessor, Tenant's leasehold interest hereunder shall not be terminated. Should Tenant fail to sign and return any such documents within ten (10) business days of receipt, Tenant shall be in default, and Landlord may, at Landlord's option, terminate this Lease provided written notice of such termination is received by Tenant prior to Landlord's receipt of such documents. Within ninety (90) days of execution of this Lease, Landlord shall obtain from all existing mortgagees and ground lessors a commercially reasonable Subordination, Nondisturbance and Attornment Agreement. Landlord shall also obtain (and Tenant shall also execute) such documentation with respect to any future mortgagees or ground lessors of the Site. Within ninety (90) days of execution of this Lease, Landlord shall obtain a commercially reasonable Subordination, Nondisturbance and Attornment Agreement from all other parties with "of record" lien or leasehold rights in the Site, or shall cause the recordation of such documentation as may be reasonably acceptable to Fidelity National Title Company to remove such matters from the title to the Site.

28. Estoppel Certificate.

28.1 Within ten (10) business days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord a statement, in a form substantially similar to the form of Exhibit C attached hereto, certifying; (i) the Commencement Date of this Lease; (ii) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications hereto, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (iii) the date to which the rental and other sums payable


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

under this Lease have been paid; (iv) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in such statement; and (v) such other matters reasonably requested by the requesting party. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph 28 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Building or any interest therein.

28.2 Tenant's failure to deliver such statement within such time shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in the requesting party's performance, and (iii) that not more than one (1) month's Rent has been paid in advance. If Tenant fails to deliver said statement to Landlord within ten (10) business days of receipt of a written request therefor, such failure shall, without the requirement of any future notice or any further grace period, constitute a default under this Lease pursuant to Paragraph 24.1(c).

29. Conflict of Laws. This Lease shall be governed by and construed pursuant to the laws of the State of California.

30. Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representative, successors and assigns.

31. Surrender of Premises. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies. Upon the expiration or termination of this Lease, Tenant shall peaceably surrender the Premises and all alterations and additions (except as otherwise provided in Paragraph 13) thereto broom-clean, in good order, repair and condition, reasonable wear and tear excepted. The delivery of keys to any employee of Landlord or to Landlord's agent or any employee thereof shall not be sufficient to constitute a termination of this Lease or a surrender of the Premises.

32. Professional Fees.

32.1 In the event that Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provisions of this Lease, or for any other relief against Tenant or Landlord hereunder, or should either party bring suit against the other with respect to matters arising from or growing out of this Lease, then all costs and expenses, including without limitation, its reasonable professional fees such as appraisers', accountants' and attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

32.2 Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy hereunder, and such suit is not based on any negligent or wrongful conduct of Landlord or its agents, Tenant shall pay to Landlord its costs and expenses incurred in such suit as and when incurred, including without limitation, its actual professional fees such as appraiser's, accountants' and attorneys' fees.

33. Performance by Tenant. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement of Rent, except as otherwise provided herein. Tenant acknowledges that the late payment by Tenant to Landlord of any sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such cost being extremely difficult and impractical to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and note secured by any encumbrance covering the Premises or the Building of which the Premises are a part. Therefore if any amount due Landlord from Tenant hereunder has not been received on or before the fifth (5th) day after Tenant receives written notice that such amount is past due, Tenant shall pay to Landlord, without notice or demand, as additional Rent, five percent (5 %) of the overdue amount as a late charge. Such overdue amount shall also bear interest, as additional Rent, at the maximum rate permissible by law calculated, as appropriate, from the date of receipt of said notice until the date of payment to Landlord. Landlord's acceptance of any late charge or interest shall not constitute a waiver of Tenant's default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or any law now or hereafter in effect. Further, in the event such late charge is imposed by Landlord for two (2) consecutive months for whatever reason, Landlord shall have the option to require that, beginning with the first payment of Rent due following the imposition of the second consecutive late charge, Rent shall no longer be paid in monthly installments but shall be payable three (3) months in advance.

34. Mortgagee and Senior Lessor Protection. No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant's obligations hereunder or to terminate this Lease, shall result in a release of such obligations or a termination of this Lease unless (a) Tenant has given notice by registered or certified mail to Landlord and to any beneficiary of a deed of trust or mortgage covering the Building and to the lessor under any master or ground lease covering the Building, the Site or any interest therein whose identity and address shall have been furnished to Tenant, and (b) Tenant offers such beneficiary, mortgagee or lessor a reasonable opportunity (but in no event less than thirty (30) days) to cure the default, including time to obtain possession of the Premises by power of sale or of judicial foreclosure, if such should prove necessary to effect a cure. Landlord shall, from time to time, give Tenant written notice of the identity and address of the beneficiary of any deed of trust or mortgage covering the Building and/or the lessor under any master or ground lease.

35. Definition of Landlord. The term "Landlord" as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean, and include only, the owner or owners, at the time in question, of the fee title to, or a lessee's interest in a ground lease of the Site or master lease of the Building. In the event of any transfer, assignment or other conveyance or transfer of any such title or interest, Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed and, without further agreement, the transferee of such title or interest shall be deemed to have agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Premises. Landlord may transfer its interest in the Premises without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on Landlord's part of any of the terms and conditions of this Lease.

36. Waiver. The failure of either Landlord or Tenant to seek redress for violation of, or to insist upon strict performance of, any term, covenant or condition of this Lease shall not be deemed a waiver of such violation, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of either party to insist upon the performance by the other party in strict accordance with said terms. The subsequent acceptance or payment of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent.

37. Terms and Headings. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. Words used in any gender include other genders. If there be more than one Tenant, i.e., if two or more persons or entities are jointly referred to in this Lease as "Tenant," the obligations hereunder imposed upon Tenant shall be joint and several. The Paragraph headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. Where ever in the Lease Tenant's obligation to return the Premises to Landlord, or to repair or maintain the Premises, excepts or is made subject to "normal wear or tear", or similar qualifying language, any of such Tenant obligations shall also be subject to "damage due to casualty or condemnation", except where the subject damage is materially caused by Tenant's, or Tenant's employees', agents' or invitees' negligence or willful misconduct and is not covered by (i) insurance proceeds actually received by Landlord from policies to be maintained by Tenant during the Term, or (ii) insurance policies to be maintained by Landlord during the Term.

38. Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for Lease, and it is not effective as a Lease or otherwise until execution by and delivery to both Landlord and Tenant.

39. Time. Time is of the essence with respect to the performance of every provision of this Lease in which time or performance is a factor.

40. Prior Agreement; Amendments. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not incorporated herein.

41. Severability. Any provision of this Lease which shall prove to be invalid, void or illegal in no way affects, impairs or invalidates any other provision hereof, and such other provisions shall remain in full force and effect.

42. Recording. Neither Landlord nor Tenant shall record this Lease nor a short memorandum thereof without the consent of the other and if such recording occurs, it shall be at the sole cost and expense of the party requesting the recording, including any documentary transfer taxes or other expenses related to such recordation.

43. Limitation on Liability. The obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, directors, officers or shareholders of Landlord, and Tenant shall not seek recourse against the individual partners, directors, officers or shareholders of Landlord or any of their personal assets for satisfaction of any liability in respect to this Lease. In consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that in the event of any actual or alleged failure, breach or default hereunder by Landlord, the sole and exclusive remedy shall be against Landlord's interest in the Building.

44. Signs. Tenant shall not place any sign upon the Premises or the Building without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed. All signs shall be constructed, erected and affixed to the Premises at Tenant's sole cost and expense, and Tenant shall be responsible for the removal of such signage, and the repair of any damage to the Building caused thereby, at the end of the Term. All signs shall be in full compliance with all applicable ordinances, statutes and regulations imposed by all applicable governmental authorities.

45. Modification for Lender. If in connection with obtaining construction, interim or permanent financing for the Building, the lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or adversely affect the leasehold interest hereby created or Tenant's rights hereunder.

46. Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease. Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this lease or imposed by any statute or at common law.

47. Tenant as Corporation. If Tenant executes this Lease as a corporation, then Tenant and the persons executing this Lease on behalf of Tenant represent and warrant that the individuals executing this Lease on Tenant's behalf are duly authorized to execute and deliver this Lease on its behalf in accordance with a duly adopted resolution of the board of directors of Tenant, a copy of which shall be delivered to Landlord within ten (10) days of Landlord's request therefor, and in accordance with the By-Laws of Tenant and that this Lease is binding upon Tenant in accordance with its terms.

48. No Partnership or Joint Venture. Nothing in this Lease shall be deemed to constitute Landlord and Tenant as partners or joint venturers. It is the express intent of the parties hereto that their relationship with regard to this Lease be and remain that of landlord and tenant.

49. Landlord Authority. Landlord holds good title to the Premises and the signatories to this Lease on Landlord's behalf are fully empowered to enter into this Lease, and to perform and honor its terms and conditions on behalf of Landlord.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties have executed and delivered this Lease the day and year first above written.

LANDLORD:                                                     TENANT:

Thomas A. Price and Gwendolyn L. Price, as trustees           Digital Think, Inc., a Delaware corporation
of the Price Trust UTD October 5, 1984

                                                              By:_____________________________
                                                              Name:___________________________
By:___________________________                                Its:______________________________
    Thomas A. Price, Trustee

                                                              By:_____________________________
By:____________________________                               Name:___________________________
    Gwendolyn Price, Trustee                                  Its:______________________________

                                    EXHIBIT A

                                   FLOOR PLAN

                                [To be attached]

                                    EXHIBIT B

                                 SAMPLE FORM OF
                           NOTICE OF LEASE TERM DATES

     To: ________________________________ Date:
     Re: Lease dated __________________ between ______________________, Tenant, and ____________________________, Landlord, concerning the Premises located at
_________________________________.

Gentlemen:

         In accordance with the subject Lease, we wish to advise and/or confirm as follows:

1. That the Premises have been accepted herewith by the Tenant.

2. That the Tenant has possession of the subject Premises and acknowledges that under the provisions of the subject Lease, the Term of said Lease shall commence as of ___________ and shall expire on ___________________. Based on the above-referenced actual Lease Commencement Date and Lease Expiration Date, the Monthly Basic Rent due during the Term shall be as follows:

3. That in accordance with the subject Lease, rental commences to accrue on _______________________, which is the Commencement Date.

4. Rent is due and payable in advance on the first day of each and every month during the Term of said Lease. Your rent checks should be made payable to____________________ at_______________________.

                               AGREED AND ACCEPTED

TENANT:                                     LANDLORD:
-------                                     ---------

_____________________________               __________________________________,
a ___________________________               a ________________________________

By:__________________________               By:_______________________________
Name:________________________               Name:_____________________________
Its:_________________________               Its:______________________________

                                    EXHIBIT C

                                 SAMPLE FORM OF
                           TENANT ESTOPPEL CERTIFICATE

The undersigned, ______________________________ ("Landlord"), with a mailing, address c/o _____________________________ and _____________________________
("Tenant"), hereby certify to _____________________, a ________________________
as follows:

1. Attached hereto is a true, correct and complete copy of that certain lease dated ___________________ between Landlord and Tenant (the "Lease"), which premises are located on the__________ (_____) floor of the Building located at
___________________.

         The Lease is now in full force and effect and has not been amended, modified or supplemented, except as set forth in Paragraph 4 below.

2. The term of the Lease commenced on _______________________.

3. The term of the Lease shall expire on _______________________.

4. The Lease has: (Initial one)

     ( ) not been amended, modified, supplemented, extended, renewed or assigned.

     ( ) been amended, modified, supplemented, extended, renewed or assigned by the following described agreements, copies of which are attached hereto:

     ---------------------------------------------------------------------------
     ---------------------------------------------------------------------------

5. Tenant has accepted, is now in possession of and is now conducting business in said Premises.

6. Tenant and Landlord acknowledge that the Lease will be assigned to __________ and that no modification, adjustment, revision or cancellation of the Lease or amendments thereto shall be effective unless written consent of is obtained, and that until further notice, payments under the Lease may continue as heretofore.

7. The amount of Monthly Basic Rent is $____________
Monthly Basic Rent shall be increased based upon Operating Expense increases and as follows:_____________________________________.

8. The amount of security deposit (if any) is $ ____________. No other security deposits have been made.

9. Tenant is paying the full lease rental, which has been paid in full as of the date hereof. No Rent under the Lease has been paid for more than thirty (30) days in advance of its due date.

10. All Work required to be performed by Landlord under the Lease has been completed and all required contributions by Landlord to Tenant on account of Tenant Improvements have been received.

11. There are no defaults on the part of the Landlord or Tenant under the Lease.

12. Tenant has no defense as to its obligations under the Lease and claims no set-off or counterclaim against Landlord.

13. Tenant has no right to any concessions (rental or otherwise) or similar compensation in connection with renting the space it occupies, except as provided in the Lease.

14. The Lease, amended as noted in Item 4 above, represents the entire agreement between Landlord and Tenant as to this leasing.

                  All provisions of the Lease and the amendments thereto (if any) referred to above are hereby ratified.

DATED: _______________________ , 19__

TENANT:                                     LANDLORD:
-------                                     ---------

_____________________________,              __________________________________,
a ___________________________               a ________________________________

By:__________________________               By:_______________________________
Name:________________________               Name:_____________________________
Its:_________________________               Its:______________________________

                                    EXHIBIT D

                  601 BRANNAN STREET, SAN FRANCISCO, CALIFORNIA
                               TENANT WORK LETTER

         This Tenant Work Letter ("Work Letter") is entered into effective July 17, 2000 and shall set forth the terms and conditions controlling the construction of certain initial improvements to the Premises known as 601 Brannan Street, San Francisco, California. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in that certain lease between Digital Think, Inc., a Delaware corporation ("Tenant") and Thomas A. Price and Gwendolyn L. Price, as trustees of the Price Trust UTD October 5, 1984 ("Landlord") dated July 17, 2000 (the "Lease").

                                    SECTION 1
                               BASE BUILDING WORK

1.1 Scope of Base Building Work. The following work and improvements ("Base Building Work") shall be specified in drawings ("Base Building Drawings") prepared by a licensed, qualified architect and other qualified consultants selected by Landlord (collectively, "Base Building Architect") and shall be constructed by the Contractor (as defined below), subject to the provisions of Paragraph 1.3:

1.1.1 Installation of new roof surface on the rear, brick portion of the Building, as depicted in The Base Building Drawings, and construction of structural roof support system sufficient to support any roof mounted HVAC equipment, as specified in The Base Building Drawings.

1.1.2 Install a ninety (90) ton main HVAC system with supply and return ducting stubbed to each floor of the Building.

1.1.3 Install 3500 amp electrical service into the Building, stubbed to each floor of the Building.

1.1.4 Installation of life-safety systems as required by applicable building codes on an unoccupied basis, including all sprinkler systems, emergency exit systems (including required exit signs, lighting and strobes), fire alarm pull stations, and other required fire safety systems.

1.1.5 Installation of sewer and water line connections to all occupied levels of the Building in the same area as the present ground level restrooms of sufficient capacity for construction of required capacity restrooms.

1.1.6 Performance of all work necessary for the Site and the Building to comply with all applicable seismic regulations, the Americans with Disabilities Act of 1980 (except with respect to those compliances associated exclusively with Tenant's Improvements), all applicable path of travel regulations, all covenants, conditions, restrictions and encumbrances ("CC&R's") affecting the Building (if any), all insurance underwriter's requirements (if any), and all rules, regulations, ordinances, laws and building codes (collectively, "Laws"), in effect and requiring compliance with respect to Landlord's Work on the Lease Commencement Date.

1.1.7 Installation of all insulation and other improvements necessary to meet Title 24 requirements for existing ceilings and sidewalls.

1.1.8 Installation of the additional floor area as described in Paragraph 1.3 of the Lease, including required concrete floors and an additional two hour fire demising wall where required and in accordance with all applicable building codes.

1.1.9 Demolition of existing ramps to the Building from the parking lot and the leveling and re-paving of that area, the re-striping of the parking lot to accommodate the maximum permissible number of parking stalls.

1.1.10 Level all interior drive-in ramps, and fill in all unneeded roll-up door openings with appropriate materials.

1.2 Construction of the Base Building Work. Tenant, with the reasonable cooperation of Landlord, shall cause the Base Building Work to be constructed by a contractor (the "Contractor") and subcontractors selected in accordance with Paragraph 1.3.1, in accordance with The Base Building Drawings, all applicable CC&R's and Laws, in a good and workmanlike manner, using new materials and equipment of good quality. Tenant shall enter into a commercially reasonable written contract with the Contractor for construction of the Base Building Work, which contract shall be subject to Landlord's reasonable approval. Tenant's representative (designated below) shall serve as the construction manager for the Work; provided, however, that Landlord shall have the right to appoint a separate construction supervisor to assist in the coordination and prosecution of the Base Building Work. Construction of the Base Building Work shall be conducted in accordance with the provisions of Section 4.

1.3 Payment for Base Building Work; Selection of Contractor/Subcontractors.

1.3.1 Except as provided herein, Tenant shall be responsible for the timely payment to Contractor of all costs associated with the Base Building Work, including without limitation designer, architect and engineer fees, all building, use and occupancy permit(s)/certificate(s), construction inspection charges, labor and material costs, contractor profit, project management costs, and all other construction costs (collectively, "Base Building Costs"). The first $2,000,000.00 in Base Building Costs shall be Tenant's sole financial responsibility. Any Base Building Costs in excess of $2,000,000.00 but less than $4,000,000.00 shall be borne by Tenant and thereafter shall be offset against Monthly Basic Rent in accordance with the provisions of Paragraph 4.5 of the Lease. Any Base Building Costs in excess of $4,000,000.00 shall be Landlord's sole financial responsibility ("Landlord's Contribution"), and Landlord shall reimburse Tenant for all such excess Base Building Costs within ten (10) days of receipt of an invoice therefor. Prior to reimbursing Tenant for any portion of Base Building Costs in excess of $4,000,000.00, Landlord shall have the right to request and receive reasonable documentation to verify the Base Building Costs previously incurred, and the Base Building Costs for which Tenant has invoiced Landlord. Landlord and Tenant shall have an affirmative obligation to control and minimize in a commercially reasonable manner the construction costs of the Base Building Work. In this regard, the parties shall solicit the bids of not less than three (3) qualified general contractors in selecting the Contractor, one of which contractors shall be Delcon Construction, Inc. The bidding process shall be "open book", not sealed, and each component of the bids shall be subject to review and evaluation by the parties in connection with the Contractor selection process. Each material component of the Base Building Work (in excess of $100,000.00) to be performed by subcontractor shall also be bid by not less than three (3) qualified specialty subcontractors. Landlord shall have the right to approve the bids of all bidding contractors and subcontractors, which approval shall not be unreasonably withheld; provided, however, that it shall be reasonable for Landlord to withhold its consent to a particular subcontractor or contractor if the subcontractor or contractor bid exceeds by ten percent (10%) or more the cost for the same component of the Base Building Work as bid by the low, responsive bidding contractor or subcontractor. Tenant shall have the right to accept the bid of a contractor or subcontractor whose bid exceeds the bid of the lowest bidder in the applicable bid category by 10%, provided the contractor or subcontractor is otherwise reasonably acceptable to Landlord, and provided further that Tenant shall sole be responsible for all costs in excess of the lowest bid plus 10%.

1.3.2 Prior to Landlord's payment of any portion of Landlord's Contribution, Contractor shall furnish Landlord with mechanic's and materialmen's lien waivers, and contractors' and architects' affidavits and statements, applicable to the Base Building Work for which Landlord's Contribution is sought, in such forms as Landlord may reasonably require. Upon substantial completion of the Work, Tenant shall submit to Landlord a detailed breakdown of Tenant's total construction costs regarding the Base Building Work, together with such evidence of payment, including full and final lien waivers from the Contractor and all subcontractors, reasonably satisfactory to Landlord. For purposes of the Lease and this Work Letter, the date of "substantial completion" of the Base Building Work shall mean the date on which (i) Tenant has substantially completed the Base Building Work in accordance with The Base Building Drawings and this Work Letter as certified by Tenant's architect, subject only to completion of finishing details, mechanical adjustments and other normal punch list items, and
(ii) all necessary governmental inspections of the Base Building Work have been obtained and approved. Tenant shall give written notice to Landlord of the occurrence of substantial completion of the Base Building Work. Within two (2) business days after the date on which the notice of substantial completion is given by Tenant to Landlord, Tenant, Tenant's Architect (as defined below) and Landlord and Base Building Architect shall conduct a walk through of the Premises setting forth a description of any and all of the Base Building Work remaining to be completed or defective, and requiring repair or replacement as reasonably determined by Tenant's Architect and Base Building Architect. Tenant shall, following the preparation of the punch list, diligently pursue completion and/or repair of the punch list items.

1.4 Remediation of Hazardous Materials. In the event any Hazardous Materials (as defined in Paragraph 7 of the Lease) are discovered at the Site during construction of the Work, Landlord shall solely be responsible, at Landlord's sole cost, for performing all required investigation, monitoring and/or remediation which any applicable governmental agency with jurisdiction may require.

                                    SECTION 2
                              TENANT'S IMPROVEMENTS

         2.1 Scope of Tenant's Improvements. The improvements to the Premises and Building as described in the Construction Drawings, which are to be constructed by the Contractor at Tenant's cost, shall be referred to as "Tenant's Improvements". The Base Building Work and

Tenant's Improvements are sometimes collectively referred to as the "Work". Tenant shall be responsible for all costs relating to the construction of Tenant's Improvements including space planning, architectural and engineering costs, all costs incurred in connection with permits required for the Tenant's Improvements, all costs incurred in connection with constructing Tenant's Improvements (including without limitation labor, materials and insurance) and any and all other construction costs incurred in connection with construction of Tenant's Improvements.

         2.2 Payment for Tenant's Improvements. Landlord shall have the right to request that Tenant provide Landlord with assurances reasonably acceptable to Landlord that Tenant has identified and earmarked sufficient funds for the construction of Tenant's Improvements. Tenant shall cause Tenant's Improvements to be constructed at the Premises in a lien free manner. Landlord shall have the right periodically to require that Tenant deliver copies of lien releases and all other reasonable evidence of Tenant's payment of all costs and expenses associated with the Work.

                                    SECTION 3
                   CONSTRUCTION DRAWINGS; SUPERVISION OF WORK

         3.1 Selection of Architect/Construction Drawings. Tenant shall select one or more architects ("Tenant's Architect") to prepare the Construction Drawings (as defined below), subject to Landlord's approval, which approval shall not be unreasonably withheld or delayed. Tenant shall enter into a written contract with Tenant's Architect in a form reasonably acceptable to Landlord and shall be responsible for direct payment of all of Tenant's Architect's fees, expenses and liabilities. To the extent required or appropriate, Tenant also shall select engineering consultants reasonably acceptable to Landlord (the "Engineers") to prepare and/or review plans and drawings relating to Tenant's Improvements and shall be responsible for direct payment of all Engineer's fees, expenses and liabilities. The plans and drawings to be prepared by Tenant's Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings". All Construction Drawings, and all subsequent change orders reflecting additions or changes to the scope of Tenant's Improvements (except minor, in-the-field changes), shall be subject to Landlord's written approval, which shall not be unreasonably withheld. Tenant and Tenant's Architect shall verify in the field the actual dimensions and conditions of the Building and the Site, and Tenant and Tenant's Architect shall be solely responsible therefor and shall rely exclusively thereon. Landlord shall cooperate with Tenant and Tenant's Architect and provide them with all relevant plans, drawings and other information concerning the Building in Landlord's possession or control, but Landlord shall have no responsibility whatsoever for determination of the dimensions and conditions of the Building, and makes no representations in connection therewith. Landlord's review of the Construction Drawings as set forth in this Paragraph shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its architect, engineers and consultants (if any), and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Base Building Architect, engineers, and consultants (if any), Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings. Tenant's indemnity obligations set forth in the Lease shall specifically apply to the Construction Drawings. No changes, modifications or alterations in the Construction Drawings may be made without the prior written consent of Landlord, which shall not be unreasonably withheld.

         3.2 Permits. Prior to the commencement of construction of Tenant's Improvements, Tenant and Contractor, with the assistance and cooperation of Tenant's Architect, shall submit the Construction Drawings as approved by Landlord to the appropriate municipal authorities for all applicable building permits necessary to allow the Contractor to commence and fully complete the construction of Tenant's Improvements (the "Permits"). Landlord shall cooperate with Tenant and Contractor in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant and Contractor to obtain any such permits or approvals.

         3.3 Supervision and Management. Landlord shall hire such construction management professionals as Landlord deems appropriate, subject to the reasonable approval of Tenant, to assist in supervising and coordinating the Base Building Work, and to otherwise represent Landlord's interests in connection with the construction of the Base Building Work. The costs associated with the construction manager shall be borne by Landlord to the extent applicable to Base Building Work (subject to Paragraph 1.3.1). Landlord, at Landlord's sole cost and expense, shall also have the right to hire a construction management professional to protect Landlord's interests in connection with the construction of Tenant's Improvements. Tenant shall cooperate reasonably with Landlord and Landlord's construction manager to allow the construction manager to protect Landlord's interests.

                                    SECTION 4
                      CONSTRUCTION OF TENANT'S IMPROVEMENTS

         4.1 Contractor. Tenant shall be entitled to select the contractor to perform Tenant's Improvements, subject to Landlord's prior approval which shall not be unreasonably withheld or delayed, and subject to the provisions of Paragraph 1.3.1. Tenant shall be solely responsible to the Contractor for performance of Tenant's Improvements, it being expressly understood that Landlord is not in contractual privity with the Contractor with respect to Tenant's Improvements, and that all costs of constructing Tenant's Improvements are Tenant's responsibility. Tenant shall not be obligated to use the same contractor to perform Tenant's Improvements as the Contractor selected to perform the Base Building Work; provided, however, that any delay in substantially completing the Work caused by the use of two contractors shall not be a Permitted Delay.

         4.3 Construction of Tenant Improvements.

                  4.3.1 Construction.

                           4.3.1.1 Landlord's General Conditions. Tenant's
construction of the Work shall comply with the following: (i) the Work shall be constructed in accordance with The Base Building Drawings and the approved Construction Drawings, and in strict accordance with all applicable CC&R's and Laws, in a good and workmanlike manner, using new materials and equipment of good quality; and (ii) Tenant shall abide by all rules made by Landlord with respect to the storage of materials, and any other matter in connection with this Work Letter, including, without limitation, the construction of Tenant's Improvements.

                           4.3.1.2 Indemnity. Tenant's indemnity obligations to
Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or the Contractor, or anyone directly or indirectly employed by any of them, or in connection with Tenant's nonpayment of any amount arising out of the Work and/or Tenant's disapproval of all or any portion of any request for payment.

                           4.3.1.3 Requirements of Tenant's Contractor. The
Contractor shall warrant to Tenant and for the benefit of Landlord that the portion of the Work for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. The Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the substantial completion of the work performed by such Contractor or its subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Work, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties as to materials or workmanship of or with respect to the Work shall be contained in the contract with the Contractor and shall be written such that such warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. To the extent such warranties are related to components of the Work for which Landlord is responsible for maintenance and/or repair, such warranties shall be assignable to Landlord, and Tenant shall cooperate with Landlord in availing itself of the benefit of all such warranties.

                  4.3.2 Insurance Requirements.

                           4.3.2.1 General Coverages. The Contractor shall carry
worker's compensation insurance covering all of its respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

                           4.3.2.2 Special Coverages. Tenant shall carry, or
cause Contractor to carry, "Builder's All Risk" insurance in an amount covering the full cost of construction of the Work, and such other insurance as Landlord reasonably may require. Such insurance shall be in amounts and shall include such extended coverage endorsements as may reasonably be required by Landlord.

                           4.3.2.3 General Terms. Certificates for all insurance
carried pursuant to this section shall be delivered to Landlord before the commencement of construction of the Work and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days' prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event the Work is damaged by any cause during the course of construction, the provisions of Paragraph 21 of the Lease shall apply; provided, however, that all policies of insurance required to be maintained by this Work Letter shall also be considered, and so long as the Lease is not terminated by Landlord or Tenant pursuant to Paragraph 21, Tenant shall cause the same to be repaired promptly at Tenant's sole cost and expense. Contractor shall maintain all of the foregoing insurance coverage in force until the Work are fully completed and accepted by Landlord. All policies carried pursuant to this section shall insure Landlord and Tenant, as their interests may appear, as well as Contractor. All insurance, except Workers' Compensation and public liability insurance, maintained by Contractor shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance with respect to Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not in any way effect or eliminate Tenant's indemnification obligations to Landlord as provided in the Lease and in this Work Letter.

                  4.3.3 Governmental Compliance. The Work shall comply in all respects with the following: (i) all applicable building codes and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.

                  4.3.4 Inspection by Landlord. Landlord shall have the right to inspect the Work at all times, provided however, that Landlord's failure to inspect the Work shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Work constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Work, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Work shall be rectified by Tenant at no expense to Landlord; provided, however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Work and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air-conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building, Landlord may, after delivering written notice to Tenant and Tenant failing within seven (7) days thereafter to commence a cure and prosecute such cure diligently to completion, take such action as Landlord deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Work until such time as the defect, deviation and/or matter is corrected to Landlord's satisfaction.

                  4.3.5 Meetings. Commencing upon the execution of the Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Work, which meetings shall be held at a location acceptable to Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor's current request for payment. Landlord's attendance at such meetings shall in no way create any greater obligation or liability on Landlord's part in excess of Landlord's express obligations set forth herein. Landlord's nonattendance at such meetings shall in no way constitute a waiver of any rights in Landlord set forth herein or in the Lease, including without limitation Landlord's right to indemnification by Tenant.

         4.4 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Work, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the City and County of San Francisco in accordance with Paragraph 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction,
(i) Tenant and Landlord shall cause the Architects and Contractor(s) (A) to update the approved Construction Drawings as necessary to reflect all changes made to the approved Construction Drawings during the course of construction,
(B) to certify to their knowledge that the "record-set" of mylar as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (C) to deliver to Landlord two (2) sets of copies of such record-set of drawings within ninety (90) days following completion of the Work (as evidenced by the recordation of a Notice of Completion) for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

                                    SECTION 5
                   TENANT'S COVENANTS; LEASE COMMENCEMENT DATE

6.1 Tenant Indemnity. In addition to Tenant's indemnification obligations set forth in the Lease, and unless substantially the result of Landlord's, Base Building Architect's or Landlord's agents' negligence or willful misconduct, Tenant hereby indemnifies Landlord from any loss, claims, damages or delays arising from the actions of Tenant's agents, employees or contractors in the Premises or the Building. In the event Tenant shall conduct additional work to the Premises separate and apart from the Work prior to Substantial Completion of the Work, such as fixture installation or workstation set up, Tenant shall do so in strict compliance with any and all rules and regulations related thereto that Landlord's Building manager, Contractor or Landlord shall reasonably impose. Tenant waives any and all claims against Landlord for damages incurred during construction of the Work except if such damages are caused by Landlord's gross negligence or willful misconduct.

6.2 Lease Commencement Date. The Lease Commencement Date shall be such date as determined pursuant to Paragraph (g)(i) of the Summary; provided, however, that if the Lease Commencement Date is determined by calculating two hundred ten
(210) days from the date of Final Use Approval, and the Work is not substantially complete due to a Permitted Delay (defined below), the Lease Commencement Date shall instead be that date which is 210 days after Final Use Approval is received, plus the number of days of delay caused by a Permitted Delay. A Permitted Delay shall be defined as (i) a delay caused by extreme inclement weather, riot, war, casualty, general strike, act of god or such other event customarily considered a force majeure event beyond Tenant's reasonable control, (ii) a delay caused by Landlord's failure to approve the original plans and drawings for the Work within seven (7) business days of receipt, or any change order or other Tenant submittal requiring approval within three (3) business days of receipt, (iii) any delay caused by the discovery, investigation and/or remediation of any Hazardous Materials discovered at the Site during prosecution of the Work, (iv) any delay caused by Base Building Architect's failure to complete all required The Base Building Drawings in a form sufficient for submission to the City for the purpose of obtaining a building permit for construction of the Base Building Work within the sixty (60) day period described in Paragraph 2.2 of the Lease (such Permitted Delays caused by Base Building Architect shall include, by way of example, incomplete drawings, lack of necessary detail (as determined by the building department of the City), material field inspector changes and errors in the drawings, but shall not include changes to The Base Building Drawings made at the request of


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

Tenant, or necessitated by changes in the Construction Drawings), (v) any delay caused by the lack of electrical power or other utility available at the Site sufficient to construct the Base Building Work, or (vi) any delay caused by the failure of any governmental authority to perform any required act, or give any required approval, within a reasonable time after Tenant's submission or request. The parties shall agree in good faith on the calculation of any Permitted Delay. If they are unable to do so within a reasonable time, Tenant's Architect and Base Building Architect shall attempt to agree on the appropriate number of days of Permitted Delay. If the Architects are unable to agree, the provisions of Paragraph 6.5 shall apply.

                                    SECTION 7
                                  MISCELLANEOUS

7.1 Tenant's Representative. Tenant has designated David Yokell as its sole representative with respect to the matters set forth in this Work Letter, who, unless and until Tenant notifies Landlord in writing of a change in representative, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

7.2 Landlord's Representative. Landlord has designated Matt Cappiello as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

7.3 Time of the Essence. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord. Unless otherwise provided in this Work Letter, Landlord's approval of any submittals required to be made by Tenant (with the exception of the Construction Drawings, which shall be approved or rejected within seven (7) business days) shall be given or withheld within three (3) business days after receipt by Landlord of Tenant's submittal. If Landlord disapproves of any submittals, the reasons for disapproval shall be specified in writing. If Landlord has not approved or disapproved the submittal within the three (3) business day period, the submittal shall be deemed approved and Tenant shall be entitled to proceed as if Landlord had approved the submittal in writing; provided, however, that Landlord may, within the applicable period request more time for review and approval, in which event the additional days requested shall constitute a Permitted Delay for purposes of calculating the Lease Commencement Date. Any resubmittal by Tenant shall be approved or disapproved within the applicable period, and this procedure shall continue until Landlord's approval of any submittal or resubmittal has been approved or is deemed approved by Landlord.

7.4 Incorporated into the Lease. For all purposes, this Work Letter shall be and is hereby deemed a part of the Lease, and to the extent necessary, they shall together be construed as one and the same document; provided, however, that in the event of a conflict between any provision of the Lease and this Work Letter concerning the Work, this Work Letter shall control.

7.5 Arbitration. Any dispute concerning Permitted Delays which is not resolved pursuant to such Paragraph shall be finally settled by binding arbitration in accordance with and under the rules of practice and procedure for arbitration hearings of Judicial Arbitration and


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

Mediation Services, Inc. ("JAMS"), or its successor in San Francisco, California. The parties may agree upon a retired judge from the JAMS panel. If they are unable to agree, JAMS shall provide a list of available judges containing one more judge than there are parties to the arbitration and each party may strike one. The remaining judge shall serve as the arbitrator. The arbitrator shall have the authority to grant injunctive and/or other equitable relief. The arbitrator shall not have the power to commit errors of law or legal reasoning and the appropriate court shall have the authority to review the award for errors of fact, law or legal reasoning. The award may also be vacated or corrected pursuant to the California Code of Civil Procedure for any such error. If and when a demand for arbitration is made by either party, the parties agree to execute a submission agreement, provided by JAMS, setting forth the rights of the parties and the rules and procedures to be followed at the arbitration hearing; provided, however, that (i) the arbitration shall take place in San Francisco California; (ii) the arbitrator shall apply the rules of evidence and substantive law of the State of California; (iii) the arbitrator shall render written findings of fact and conclusions of law; (iv) the parties shall be entitled to conduct such pre-hearing discovery as would otherwise be permitted under California law; (v) the arbitrator shall have the authority to entertain and decide motions before the arbitration hearing as otherwise would be permitted in a court of law, including, by way of example, motions to compel discovery and motions for summary judgment; and (vi) remedies which the arbitrator shall have the authority to grant shall be limited to the same remedies which could otherwise be imposed by a court of law. Such arbitration shall be the sole remedy available to the parties.

                  [Remainder of Page Intentionally Left Blank]


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

         IN WITNESS WHEREOF, the parties have executed and delivered this Work Letter on the day and year first above written.

LANDLORD:                                                     TENANT:

Thomas A. Price and Gwendolyn L. Price, as trustees           Digital Think, Inc., a Delaware corporation
of the Price Trust UTD October 5, 1984

                                                              By:  ____________________________
By:____________________________                               Name:  _________________________
     Thomas A. Price, Trustee                                 Its:  ____________________________

By:____________________________                               By:____________________________
     Gwendolyn Price, Trustee                                 Name:_________________________
                                                              Its:____________________________

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